Exhibit 10.1

CREDIT AGREEMENT

dated as of March 14, 2016

among

TECO ENERGY, INC.,

TECO FINANCE, INC.,

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

THE BANK OF NEW YORK MELLON,

MUFG UNION BANK, N.A.,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Joint Lead Arrangers and Joint Bookrunners

THE BANK OF NEW YORK MELLON,

MUFG UNION BANK, N.A.

and

WELLS FARGO SECURITIES, LLC

as Syndication Agents

MORGAN STANLEY SENIOR FUNDING, INC, CITIBANK, N.A., SUNTRUST BANK,

and

ROYAL BANK OF CANADA

as Documentation Agents

TABLE OF CONTENTS

ARTICLE I DEFINITIONS			1

1.1	Definitions.		1
1.2	Rules of Interpretation.		14

ARTICLE II THE FACILITY			14

2.1	The Facility.		14
	2.1.1	Loans.	14
	2.1.2	Interest Provisions Applicable to all Loans.	15
	2.1.3	Conversion of Loans.	16
	2.1.4	Loan Principal Payment.	17
	2.1.5	Promissory Notes.	17
	2.1.6	Optional Prepayments.	17
2.2	[Reserved]		18
2.3	[Reserved]		18
2.4	Fees.		18
2.5	Other Payment Terms.		18
	2.5.1	Place and Manner.	18
	2.5.2	Date.	18
	2.5.3	Late Payments.	18
	2.5.4	Net of Taxes, Etc.	19
	2.5.5	Application of Payments.	21
	2.5.6	Failure to Pay Administrative Agent.	21
	2.5.7	Withholding Exemption Certificates.	21
	2.5.8	Certain Deductions by Administrative Agent.	22
2.6	Pro Rata Treatment.		22
	2.6.1	Borrowings, Payments, Etc.	22
	2.6.2	Sharing of Payments, Etc.	22
2.7	Change of Circumstances.		23
	2.7.1	Inability to Determine Rates.	23
	2.7.2	Illegality.	23
	2.7.3	Increased Costs.	24
	2.7.4	Capital Requirements.	24
	2.7.5	Delay in Request.	24
2.8	Funding Losses.		25
2.9	Alternate Office, Minimization of Costs.		25
	2.9.1	Minimization of Costs.	25
	2.9.2	Replacement Rights.	25
	2.9.3	Alternate Office.	26
2.10	[Reserved]		26
2.11	Defaulting Lenders.		26

-ii-

ARTICLE III CONDITIONS PRECEDENT			27

3.1	Conditions Precedent to Obligation to Make Loans.		27
	3.1.1	Credit Facility Documents.	27
	3.1.2	Resolutions.	27
	3.1.3	Incumbency.	27
	3.1.4	Legal Opinions.	27
	3.1.5	Financial Statements.	27
	3.1.6	Accuracy of Representations and Warranties; No Defaults.	27
	3.1.7	Certificate of Obligors.	27
	3.1.8	Payment of Fees.	27
3.2	Conditions Precedent to Initial Borrowing.		28
	3.2.1	Accuracy of Representations and Warranties.	28
	3.2.2	No Defaults.	28
	3.2.3	Notice of Borrowing.	28
	3.2.4	No Default under Certain Other Indebtedness.	28

ARTICLE IV REPRESENTATIONS AND WARRANTIES			28

4.1	Corporate Existence and Business.		29
4.2	Power and Authorization; Enforceable Obligations.		29
4.3	No Legal Bar.		29
4.4	No Proceeding, Litigation or Investigation.		29
4.5	Governmental Approvals.		29
4.6	Financial Statements.		30
4.7	True and Complete Disclosure.		30
4.8	Investment Company Act.		30
4.9	Compliance with Law.		30
4.10	ERISA.		30
4.11	Taxes.		30
4.12	Use of Credit.		31
4.13	Properties.		31
4.14	Environmental Matters.		31
4.15	FCPA; OFAC; Anti-Money Laundering.		31
	4.15.1	No Unlawful Contributions or Other Payments.	31
	4.15.2	OFAC.	31
	4.15.3	No Conflict with Money Laundering Laws.	32

ARTICLE V COVENANTS OF OBLIGORS			32

5.1	Existence.		32
5.2	Consents.		32
5.3	Prohibition of Certain Transfers.		32
5.4	Payment and Performance of Material Obligations.		33
5.5	Taxes.		33
5.6	Maintenance of Property, Insurance.		34
5.7	Compliance with Laws.		34
5.8	No Change in Business.		34
5.9	Financial Statements.		34

-iii-

5.10	Notices.		35
5.11	Financial Covenant.		36
5.12	Indemnification.		36
5.13	Use of Proceeds.		38
5.14	Transactions with Affiliates.		38

ARTICLE VI EVENTS OF DEFAULT; REMEDIES			38

6.1	Events of Default.		38
	6.1.1	Payments.	38
	6.1.2	Debt Cross-Default.	38
	6.1.3	Bankruptcy; Insolvency.	38
	6.1.4	Misstatements.	38
	6.1.5	Breach of Terms of Agreement.	39
	6.1.6	Judgments.	39
	6.1.7	Change in Control.	39
	6.1.8	ERISA Violations.	39
	6.1.9	Environmental Matters.	40
	6.1.10	Lack of Validity, Etc.	40
6.2	Remedies.		40
	6.2.1	No Further Loans.	40
	6.2.2	Cure by Administrative Agent.	40
	6.2.3	Acceleration.	41

ARTICLE VII ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.			41

7.1	Appointment, Powers and Immunities.		41
7.2	Reliance.		42
7.3	Non-Reliance.		42
7.4	Defaults.		42
7.5	Indemnification.		43
7.6	Successor Administrative Agent.		43
7.7	Authorization.		44
7.8	Administrative Agent’s Other Roles; Other Agents.		44
7.9	Amendments; Waivers.		44
7.10	Withholding Tax.		45
7.11	General Provisions as to Payments.		45
7.12	Participations.		45
7.13	Transfer of Commitments.		47
	7.13.1	Assignments.	47
	7.13.2	Register.	48
	7.13.3	No Assignments to Certain Persons.	48
	7.13.4	Assignability as to Collateral.	48

ARTICLE VIII MISCELLANEOUS			49

8.1	Addresses.		49
8.2	Additional Security; Right to Set-Off.		50

-iv-

8.3	Delay and Waiver.	50
8.4	Costs, Expenses and Attorneys’ Fees.	51
8.5	Entire Agreement.	51
8.6	Governing Law.	51
8.7	Severability.	51
8.8	Headings.	51
8.9	Accounting Terms.	51
8.10	No Partnership, Etc.	52
8.11	Limitation on Liability.	52
8.12	Waiver of Jury Trial.	52
8.13	Consent to Jurisdiction.	52
8.14	Knowledge and Attribution.	53
8.15	Successors and Assigns.	53
8.16	Effectiveness; Counterparts.	53
8.17	USA PATRIOT Act.	53
8.18	Payments Set Aside.	53
8.19	No Advisory or Fiduciary Responsibility.	54
8.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions.	54

ARTICLE IX GUARANTEE		55

9.1	The Guarantee.	55
9.2	Obligations Unconditional.	55
9.3	Reinstatement.	56
9.4	Subrogation.	56
9.5	Remedies.	56
9.6	Instrument for the Payment of Money.	56
9.7	Continuing Guarantee.	56

-v-

SCHEDULES

Schedule 1	Lenders and Commitments
Schedule 5.3.3	Existing Liens

EXHIBITS

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Note

Exhibit C-1	Form of Notice of Conversion of Loan Type
Exhibit C-2	Form of Confirmation of Interest Period Selection

Exhibit D	Form of Closing Certificate
Exhibit E-1	Form of Opinion of Assistant General Counsel to the Obligors
Exhibit E-2	Form of Opinion of Locke Lord LLP, counsel to the Obligors
Exhibit E-3	Form of Opinion of Milbank, Tweed, Hadley & McCloy LLP, counsel to the Administrative Agent

-vi-

CREDIT AGREEMENT (this “Agreement”) dated as of March 14, 2016 among: TECO ENERGY, INC.; TECO FINANCE, INC.; the LENDERS party hereto; and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

RECITALS

Company and Borrower desire to enter into, and the Lenders are willing to provide, the senior unsecured credit facility set forth herein and, accordingly, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions.

Except as otherwise expressly provided, capitalized terms used in this Agreement and its exhibits shall have the following respective meanings:

“2016 Notes” means the $250,000,000 aggregate principal amount of 4.00% Notes due March 15, 2016 of TECO Finance, Inc.

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Adjusted LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A., acting in its capacity as administrative agent for the Lenders hereunder.

“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth in Section 8.1, or such other address or account as Administrative Agent may from time to time notify to Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by Administrative Agent.

“Affiliates” of a specified Person means any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified, or who holds or beneficially owns 25% or more of the Equity Interest in the Person specified or 25% or more of any class of voting securities of the Person specified.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50% and (c) the Adjusted LIBO Rate for the offering of Dollar deposits for a one month Interest Period commencing on such day plus 1.00%. For purposes of clause (c) of this definition, such LIBO Rate for any day shall be determined by Administrative Agent based upon the rate appearing on Reuters LIBOR01 Page and otherwise in accordance with the definition of “Adjusted LIBO Rate”, except that (i) if a given day is a Banking Day, such determination shall be made on such day (rather than two Banking Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Banking Day, such rate for such day shall be the rate determined by Administrative Agent pursuant to the preceding clause (i) for the most recent Banking Day preceding such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or such LIBO Rate, as the case may be.

“Applicable Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “LIBOR Spread”, as the case may be, based upon the ratings by S&P and Moody’s, respectively, applicable on such date to the Index Debt:

S&P/Moody’s Ratings for Index Debt:	ABR Spread	LIBOR Spread
Category 1 A/A2 or higher	0.00%	0.625%
Category 2 A-/A3	0.00%	0.875%
Category 3 BBB+/Baa1	0.00%	1.00%
Category 4 BBB/Baa2	0.125%	1.125%
Category 5 BBB-/Baa3	0.375%	1.375%

For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be determined by reference to the higher of the two ratings, provided that if one of the two ratings is two or more Categories lower than the other rating, the Applicable Rate shall be determined by reference to the Category next above that of the lower of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by Company to Administrative Agent pursuant to Section 5.10 or otherwise. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means entities listed as Joint Lead Arrangers and Joint Bookrunners on the cover page of this Agreement.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 7.13), and accepted by Administrative Agent, in the form of Exhibit A or any other form approved by Administrative Agent.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Day” means any day other than a Saturday, Sunday or other day on which banks are or are authorized to be closed in New York, New York and, where such term is used in any respect relating to a LIBOR Loan, which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

“Bankruptcy Event” shall be deemed to occur, with respect to any Person, if that Person shall institute a voluntary case seeking liquidation or reorganization under a Bankruptcy Law, or shall consent to the institution of an involuntary case thereunder against it; or such Person shall file a petition or consent or shall otherwise institute any similar proceeding under any other applicable Federal or state law, or shall consent thereto; or such Person shall apply for, or by consent or acquiescence there shall be an appointment of, a receiver, liquidator, sequestrator, trustee or other officer with similar powers for itself or any substantial part of its assets; or such Person shall make a general assignment for the benefit of its creditors; or such Person shall admit in writing its inability to pay its debts generally as they become due; or if an involuntary case shall be commenced seeking liquidation or reorganization of such Person under a Bankruptcy Law or any similar proceedings shall be commenced against such Person under any other applicable Federal or state law and (a) the petition commencing the involuntary case is not timely controverted, (b) the petition commencing the involuntary case is not dismissed within 60 days of its filing, (c) an interim trustee is appointed to take possession of all or a substantial portion of the property, and/or to operate all or any material part of the business of such Person and such appointment is not vacated within 60 days, or (d) an order for relief shall have been issued or entered therein; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee or other officer having similar powers, over such Person or all or a substantial part of its property shall have been entered; or any other similar relief shall be granted against such Person under any applicable Federal or state law.

“Bankruptcy Law” means Title 11, United States Code, and any other state or federal insolvency, reorganization, moratorium or similar law for the relief of debtors, or any successor statute.

“Borrower” means TECO Finance, Inc., a Florida corporation.

“Borrowing” means Loans of the same Type.

“Capitalization” means, as to Company, the sum of Total Debt and Consolidated Shareholders Equity, in each case, as of the date of any determination thereof.

“Capitalized Lease Obligations” means, as to any Person, all rental obligations as lessee which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with GAAP.

“Change of Law” means the occurrence after the date of this Agreement or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement of: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority or (c) the compliance by any Lender (or, for purposes of Section 2.7.4, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Change of Law”, regardless of the date enacted, adopted or issued.

“Citibank” means Citibank N.A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Loans hereunder on the Effective Date, as such commitment may be (a) reduced from time to time pursuant to Section 2.1.1.1, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 7.13. The initial amount of each Lender’s Commitment is set forth on Schedule 1, or in the Assignment and Assumption or other instrument entered into pursuant to this Agreement by which such Lender shall have assumed its Commitment, as applicable.

“Company” means TECO Energy, Inc., a Florida corporation.

“Confirmation of Interest Period Selection” has the meaning given in Section 2.1.2.4(b).

“Consolidated Shareholders Equity” means, as of the date of any determination, the consolidated net worth of Company and its subsidiaries, and including (without duplication) amounts attributable to (a) junior subordinated debentures that do not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date at least 91 days after the latest applicable Maturity Date, (b) Hybrid Equity Securities and (c) preferred stock to the extent excluded from Total Debt, minus the value of minority interests in any of Company’s subsidiaries, and disregarding unearned compensation associated with Company’s employee stock ownership plan or other benefit plans, foreign currency translation adjustments and other comprehensive income adjustments and amounts attributable to the non-cash effects of pension and other post-retirement benefits, all determined in accordance with GAAP.

“Contingent Obligation” means, as to any Person, any obligation of such Person guaranteeing any Indebtedness or lease obligation (each a “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (c) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be the maximum probable liability in respect thereof (assuming such Person is required to perform thereunder) as determined in good faith by Company in accordance with GAAP.

“Credit Facility Documents” means, collectively, the Credit Agreement and any Notes.

“Default Rate” means (a) (i) with respect to principal of any LIBOR Loan, the interest rate per annum applicable to such LIBOR Loan, plus 2%, (ii) with respect to any ABR Loan, the rate applicable to ABR Loans, plus 2% and (b) with respect to interest, fees and any other amounts, the interest rate then applicable to ABR Loans, plus 2%. Interest computed with reference to the Default Rate shall be adjusted and calculated in the same manner as interest computed with reference to the Alternate Base Rate or the Adjusted LIBO Rate (as applicable).

“Defaulting Lender” means any Lender that (a) has failed, within two Banking Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified Borrower or Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Banking Days after request by Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Administrative Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has (i) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or (ii) in the good faith determination of Administrative Agent, taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or (iii) become the subject of a Bail-in Action (each a “bankruptcy event”), provided that a bankruptcy event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of such property (including, in the case of any Subsidiary of Company, pursuant to a merger, consolidation or other combination of such Subsidiary with or into any other Person), but does not include (a) the creation of any Lien, (b) any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition of such property (i) between Company and its Subsidiaries, or between any Subsidiaries or (ii) in the ordinary course of business and on ordinary business terms, or (c) one or more transactions by Tampa Electric relating to the securitization of its receivables.

“Dollar” and “$” means United States dollars or such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts in the United States of America.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date (which shall not be later than March 31, 2016) when each of the conditions precedent listed in Section 3.1 has been satisfied (or waived in accordance with the terms of the Credit Agreement).

“Emera Acquisition” means the acquisition of Company and its subsidiaries by Emera Inc. or its affiliates materially in accordance with the terms of the Agreement and Plan of Merger dated as of September 4, 2015, among the Company, Emera Inc., a Nova Scotia corporation, and Emera US Inc., a Florida corporation, a copy of which was filed by Company with its Form 8-K with the Securities and Exchange Commission on September 8, 2015.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means (a) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person or (b) any warrants, options or other rights to acquire such shares or interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means (a) a corporation which is a member of a controlled group of corporations with Company within the meaning of Section 414(b) of the Code, (b) a trade or business (including a sole proprietorship, partnership, trust, estate or corporation) which is under common control with Company within the meaning of Section 414(c) of the Code or Section 4001(b)(1) of ERISA, (c) a member of an affiliated service group with Company within the meaning of Section 414(m) of the Code, or (d) an entity treated as under common control with Company by reason of Section 414(o) of the Code.

“ERISA Plan” means any employee benefit plan (a) maintained by Company or any ERISA Affiliate, or to which any of them contributes or is obligated to contribute, for its employees and (b) covered by Title IV of ERISA or to which Section 412 of the Code applies.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning given in Section 6.1.

“Excluded Taxes” means, with respect to Administrative Agent or any Lender, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized, of which it is a resident or in which it has an office or conducts business (other than a business which it is deemed to conduct solely by reason of Administrative Agent or such Lender’s executing, delivering or performing its obligations or receiving a payment under, engaging in any other transaction pursuant to or enforcing, this Agreement or any other Credit Facility Document), (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction of which Borrower is organized, is a resident or in which it has an office or conducts business (other than a business which it is deemed to conduct solely by reason of such Lender’s executing, delivering or performing its obligations or receiving a payment under, engaging in any other transaction pursuant to or enforcing, this Agreement or any other Credit Facility Document), (c) in the case of any Lender (other than an assignee pursuant to a request by Borrower under Section 2.9.2), any U.S. Federal withholding Tax that (i) is in effect and would apply to amounts payable to such Lender at the time such Lender becomes a party to this Agreement or (ii) is attributable to such Lender’s failure or inability (other than as a result of a Change of Law after the date such Lender becomes a party to this Agreement) to comply with Section 2.5.7 and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement dated as of December 17, 2013, as amended by Amendment No. 1 dated as of August 1, 2014, Amendment No. 2 dated as of September 20, 2014 and Amendment No. 3 dated as of February 24, 2016, among Company, Borrower, the lenders party thereto and JPMCB as administrative agent.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Banking Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Banking Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System (or any successor thereto).

“FERC” means the Federal Energy Regulatory Commission and its successors.

“GAAP” means generally accepted accounting principles in the United States consistently applied.

“Governmental Authority” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, regulatory, public or statutory instrumentality, authority, body, agency, bureau or entity (including any zoning authority, FERC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party to this Agreement at law.

“Governmental Rule” means any law, rule, regulation, ordinance, order, code interpretation, treaty, judgment, decree, directive, guidelines, policy or similar form of decision of any Governmental Authority.

“Granting Lender” has the meaning given in Section 7.12.2.

“Guaranteed Obligations” has the meaning given in Section 9.1.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedge Transactions” means transactions under any interest swap agreements, caps, collars or other interest rate hedging mechanisms.

“Hybrid Equity Securities” means securities issued by Company or any Subsidiary thereof that (a) are classified as possessing a minimum of (i) “intermediate equity content” by S&P and (ii) “Basket C equity credit” by Moody’s and (b) do not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date that is at least 91 days after the Maturity Date.

“Inchoate Default” means any occurrence, circumstance or event, or any combination thereof, which, with the lapse of time and/or the giving of notice, would constitute an Event of Default.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) the deferred purchase price of assets or services which in accordance with GAAP would be shown on the liability side of the balance sheet of such Person, (c) the face amount of all letters of credit issued for the account of such Person (other than letters of credit issued to secure a financial obligation of such Person to the extent such obligation is not outstanding at the time) and all unreimbursed drafts drawn thereunder, (d) all Indebtedness of another Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (e) all Capitalized Lease Obligations of such Person, (f) all obligations of such Person under any subscription or similar agreement, (g) the discounted present value of all obligations of such Person (other than Tampa Electric) payable under agreements for the payment of a specified purchase price for the purchase and resale of power whether or not delivered or accepted, i.e., take-or-pay and similar obligations, (h) any unfunded or underfunded obligation subject to the minimum funding standards of Section 412 of the Code of such Person to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) maintained at any time, or contributed to, by such Person or any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with such Person, (i) all Contingent Obligations of such Person and (j) all obligations of such Person in respect of Hedge Transactions; provided, however, that Indebtedness shall specifically exclude accounts payable arising in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of any Obligor under this Agreement or any other Credit Facility Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitees” has the meaning given in Section 5.12.1.

“Index Debt” means senior, unsecured, long-term indebtedness for borrowed money of Company that is not guaranteed by any other Person or subject to any other credit enhancement. If the Company no longer has a senior unsecured debt rating, Index Debt means senior, unsecured, long-term indebtedness for borrowed money of Borrower guaranteed by Company but not otherwise guaranteed by any other Person or subject to any other credit enhancement.

“Interest Period” means, with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending one week thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Banking Day, (ii) any monthly Interest Period pertaining to a LIBOR Borrowing that commences on the last Banking Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Banking Day of the last calendar month of such Interest Period and (iii) no Interest Period for any LIBOR Loan may end after the Maturity Date. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“JPMCB” means JPMorgan Chase Bank, N.A.

“Legal Requirements” means, as to any Person, the articles of incorporation, bylaws or other organizational or governing documents of such Person, and any requirement under a Permit, and any Governmental Rule in each case applicable to or binding upon such Person or any of its properties or to which such Person or any of its property is subject.

“Lender” or “Lenders” means the Persons listed on Schedule 1 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Lending Office” means, with respect to any Lender, the office designated as such in such Lender’s Administrative Questionnaire or such other office of such Lender as such Lender may specify from time to time to Administrative Agent and Borrower.

“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the LIBOR Screen Rate as of approximately 11:00 a.m., London time, two Banking Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period, provided that if the LIBOR Screen Rate shall not be available for such Interest Period with respect to such LIBOR Borrowing for any reason, then the applicable Reference Bank Rate shall be the LIBO Rate for such Interest Period for such LIBOR Borrowing.

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the LIBO Rate.

“LIBOR Screen Rate” means the London interbank offered rate administered by the Intercontinental Exchange Benchmark Administration (or any other Person that takes over the administration of such rate) for dollar deposits for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion; provided that, if any LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” on any asset means any mortgage, deed of trust, lien, pledge, charge, security interest, or easement or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected or effective under applicable law, as well as the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Liquidation Costs” has the meaning given in Section 2.8.

“Loans” means the loans made by the Lenders to Borrower pursuant to this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Company and its Subsidiaries taken as a whole or (b) the legality, validity, binding effect or enforceability of this Agreement or any of the other Credit Facility Documents, the ability of any Obligor to perform its respective obligations under the Credit Facility Documents to which it is a party or the rights or remedies of Administrative Agent and the Lenders hereunder or thereunder.

“Maturity Date” means the one-year anniversary of the initial Borrowing (or if such date is not a Banking Day, the immediately preceding Banking Day).

“Minimum Notice Period” means (a) at least three Banking Days before the date of any continuation or conversion of a Loan resulting in whole or in part in one or more LIBOR Loans and (b) before 12:00 noon on the Banking Day of any conversion of a Loan resulting in whole or in part in one or more ABR Loans.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means any ERISA Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA).

“Non-Recourse Indebtedness” means Indebtedness which is not an obligation of, and is otherwise without recourse to, the assets or revenues of Company or any Subsidiary (other than the assets or revenues of (a) TWG or any of its Subsidiaries or (b) TECO Properties or any of its Subsidiaries).

“Note” has the meaning given in Section 2.1.5.

“Notice of Conversion of Loan Type” has the meaning given in Section 2.1.3.

“Obligations” means, collectively, all obligations of the Obligors to Administrative Agent and/or the Lenders arising under this Agreement and the other Credit Facility Documents, in each case whether fixed, contingent, now existing or hereafter arising, created, assumed, incurred or acquired, and whether before or after the occurrence of any Bankruptcy Event and including any obligation or liability in respect of any breach of any representation or warranty and all post-petition interest and funding losses, whether or not allowed as a claim in any proceeding arising in connection with such an event.

“Obligors” mean Borrower and Company.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other similar excise or property taxes, charges or similar levies arising from any payment made under this Agreement or any other Credit Facility Document from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Credit Facility Document.

“Participant” has the meaning given in Section 7.12.1.

“Participant Register” has the meaning given in Section 7.12.1.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permit” means any action, approval, consent, waiver, exemption, variance, franchise, order, permit, authorization, right or license of or from a Governmental Authority.

“Permitted Liens” means (a) Liens existing on any property or asset prior to the acquisition thereof by any Significant Subsidiary or existing on any property or assets of any Person that becomes a Significant Subsidiary after the date hereof prior to the time such Person becomes a Significant Subsidiary, provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Significant Subsidiary, as the case may be, and (ii) such Lien shall not apply to any other property or assets of the Obligor or any Significant Subsidiary but the Significant Subsidiary may secure additional obligations with a lien on assets subject to existing liens; (b) Liens securing first mortgage bonds issued by any Significant Subsidiary the rates or charges of which are regulated by FERC or any state governmental authority, provided that the aggregate principal amount of such first mortgage bonds of any such Significant Subsidiary do not exceed 66 2/3% of the net value of plant, property and equipment of such Significant Subsidiary; and (c) Liens on the equity interests issued by New Mexico Gas Company, Inc. securing Indebtedness of New Mexico Gas Intermediate, Inc. in an aggregate outstanding amount not exceeding $200,000,000.

“Person” means any natural person, corporation, partnership, limited liability company, firm, association, Governmental Authority, trust, trustee or any other entity whether acting in an individual, fiduciary or other capacity.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Prohibited Transaction” means any transaction set forth in Section 406 of ERISA or Section 4975 of the Code which is not exempt under Section 408 of ERISA or Section 4975(d) of the Code.

“Proportionate Share” means, with respect to each Lender (i) at any time prior to the Effective Date, the percentage of the Commitments represented by such Lender’s Commitment and (ii) at any time after the Effective Date, the percentage of the aggregate amount of Loans represented by such Lender’s Loans; provided that in the case of Section 2.11 when a Defaulting Lender shall exist, “Proportionate Share” shall mean the percentage of the Commitments or the aggregate amount of Loans (disregarding any Defaulting Lender’s Commitment or Loans) represented by such Lender’s Commitment or Loans.

“Reference Bank” means the three major banks in the London market selected by the Administrative Agent in consultation with Borrower.

“Reference Bank Rate” means the arithmetic means of the rates (rounded upwards to four decimal places) supplied to the Administrative Agent at its request by the Reference Banks as of approximately 11:00 am, London Time, two Banking Days prior to the commencement of such Interest Period at which the Administrative Agent could borrow funds in the London interbank market for the relevant period, provided that if any Reference Bank Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Register” has the meaning given it in Section 7.13.2.

“Regulation D” means Regulation D of the Federal Reserve Board as in effect from time to time.

“Required Lenders” means, at any time, Lenders holding in excess of 50% of the Proportionate Shares.

“Responsible Officer” means, as to any Person, its president, chief executive officer, any vice president, treasurer, or secretary or any managing general partner or manager or managing member of a limited liability company (or any of the preceding with regard to such managing general partner, manager or managing member).

“S&P” means Standard & Poor’s Financial Services LLC.

“Sanctions” has the meaning given in Section 4.15.2(a).

“Significant Subsidiary” means (a) Tampa Electric and (b) any other Subsidiary of Company, formed or acquired after the “effective date” of the Existing Credit Agreement the total assets (after intercompany eliminations) of which exceed 10% of the total assets of Company and its Subsidiaries (taken as a whole).

“SPC” has the meaning given in Section 7.12.2.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Federal Reserve Board to which Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Federal Reserve Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more Subsidiaries of the parent. Unless otherwise specified, references herein to a “Subsidiary” refer to a Subsidiary of Company.

“Syndication Agents” means entities listed as Syndication Agents on the cover page of this Agreement.

“Tampa Electric” means Tampa Electric Company, a Florida corporation.

“Taxes” means any present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto.

“TECO Properties” means TECO Properties, Inc., a Florida corporation.

“Total Debt” means, without duplication, Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP outstanding at the date of any determination thereof, without regard to the effects of FASB ASC 805 and FASB ASC 825, but expressly excluding (a) Non-Recourse Indebtedness of Company and its Subsidiaries, (b) junior subordinated debentures issued by Company and its Subsidiaries that do not contain any scheduled principal payments or prepayments or any mandatory redemptions or mandatory repurchases prior to the date at least 91 days after the latest applicable Maturity Date, (c) Hybrid Equity Securities and (d) preferred stock of Company and its Subsidiaries in an amount not to exceed 10% of Company’s Capitalization on such date.

“TWG” means TECO Wholesale Generation, Inc., a Florida corporation.

“Type” means the type of a Loan, whether an ABR Loan or LIBOR Loan.

“Withholding Agent” has the meaning given in Section 2.5.4.4.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2 Rules of Interpretation.

Except as otherwise expressly provided, the following rules of interpretation set shall apply to this Agreement and the other Credit Facility Documents: (a) the singular includes the plural and the plural includes the singular; (b) “or” is not exclusive; (c) a reference to a Governmental Rule or Legal Requirement includes any amendment or modification to such Governmental Rule or Legal Requirement, and all regulations, rulings and other Governmental Rules or Legal Requirement promulgated under such Governmental Rule; (d) a reference to a Person includes its permitted successors and permitted assigns; (e) accounting terms have the meanings assigned to them by GAAP, as applied by the accounting entity to which they refer; (f) the words “include,” “includes” and “including” are not limiting; (g) a reference in a document to an Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment is to the Article, Section, Exhibit, Schedule, Annex, Appendix or Attachment of such document unless otherwise indicated (and Exhibits, Schedules, Annexes, Appendices or Attachments to any document shall be deemed incorporated by reference in such document); (h) references to any document, instrument or agreement (i) shall include all exhibits, schedules and other attachments thereto, (ii) shall include all documents, instruments or agreements issued or executed in replacement thereof and (iii) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time; (i) the words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document; and (j) references to “days” shall mean calendar days, unless the term “Banking Days” shall be used. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

ARTICLE II

THE FACILITY

2.1 The Facility.

2.1.1 Loans.

2.1.1.1 Commitments. Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make Loans in a single drawing on the Effective Date to Borrower in the full amount of such Lender’s Commitment. Amounts borrowed under this Section 2.1.1.1 and prepaid or repaid under Section 2.1.6 may not be reborrowed. The Commitments of all the Lenders shall be automatically and permanently terminated on the Effective Date after giving effect to the borrowing to be made on the Effective Date.

2.1.1.2 The Borrowing. The Loans shall be made initially as LIBOR Loans with an initial Interest Period of one week in the aggregate amount of $400,000,000 on the Effective Date to the account(s) to which the proceeds of the Borrowing are to be credited, as contemplated by Section 2.1.1.3(d).

2.1.1.3 Loan Funding.

(a) [Reserved]

(b) Pro Rata Loans. Each Loan shall be made on a pro rata basis by the Lenders in accordance with their respective Proportionate Shares, with each Borrowing to consist of a Loan by each Lender equal to such Lender’s Proportionate Share of such Borrowing.

(c) Lender Funding. Each Lender shall, before 12:00 noon in the case of LIBOR Loans and 2:00 p.m. in the case of ABR Loans, in each case, on the date of the initial Borrowing, make available to Administrative Agent at the Administrative Agent’s Office, in same day funds, such Lender’s Proportionate Share of the initial Borrowing. The failure of any Lender to make the Loan to be made by it as part of the initial Borrowing shall not relieve any other Lender of its obligation hereunder to make its Loan on the date of the initial Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of the initial Borrowing.

(d) Funding of Loans. No later than 2:00 p.m. on the Effective Date, if the applicable conditions precedent listed in Article III have been satisfied or waived and to the extent Administrative Agent shall have received the appropriate funds from the Lenders, Administrative Agent shall make available the Loans in Dollars and in immediately available funds, at Administrative Agent’s Office, and shall transfer such funds to the bank account(s) specified by Borrower in writing to the Agent before the Effective Date in accordance with Section 3.2.3.

2.1.2 Interest Provisions Applicable to all Loans.

2.1.2.1 Loan Interest Rates. Borrower shall pay interest on the unpaid principal amount of each Loan from the date of such Loan until the maturity or prepayment thereof at one of the following rates per annum:

(a) With respect to the principal portion of each Loan that is, and during such periods as such Loan is, an ABR Loan, at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate; and

(b) With respect to the principal portion of each Loan that is, and during such periods as such Loan is, a LIBOR Loan, at a rate per annum during each Interest Period for such LIBOR Loan equal to the Adjusted LIBO Rate for such Interest Period plus the Applicable Rate.

2.1.2.2 Interest Provisions. Unless otherwise specified by Borrower in a Notice of Conversion of Loan Type and except as otherwise provided for herein, all Loans shall bear interest based on the LIBO Rate with a one week Interest Period, and subject to the applicable limitations set forth herein, Loans shall bear interest based upon the LIBO Rate or Alternate Base Rate as specified by Borrower in a Notice of Conversion of Loan Type. Borrower shall not request, and the Lenders shall not be obligated to make, LIBOR Loans at any time an Inchoate Default or Event of Default exists. If an Event of Default exists at the end of an Interest Period, the LIBOR Loans whose Interest Period is then ending shall automatically convert to ABR Loans at such time (notwithstanding the delivery of a Confirmation of Interest Period Selection with respect to such Loans).

2.1.2.3 Interest Payment Dates. Borrower shall pay accrued interest on the unpaid principal amount of each Loan (i) in the case of each ABR Loan, on the last Banking Day of each calendar quarter, (ii) in the case of each LIBOR Loan, on the last day of each Interest Period related to each LIBOR Loan and, with respect to Interest Periods longer than three months, on each successive date three months after the first day of such Interest Period, and (iii) in all cases, upon prepayment (to the extent thereof and including any optional prepayments), upon conversion from one Type of Loan to another Type, and at maturity (whether by acceleration or otherwise).

2.1.2.4 Interest Periods and Selection.

(a) Notwithstanding anything herein to the contrary, (i) Borrower may not at any time have outstanding more than eight different Interest Periods relating to LIBOR Loans; and (ii) LIBOR Loans for each Interest Period shall be in the amount of at least $5,000,000.

(b) Borrower may contact Administrative Agent at any time prior to the end of an Interest Period for a quotation of interest rates in effect at such time for given Interest Periods, and Administrative Agent shall promptly provide such quotation. Borrower may select an Interest Period telephonically within the time periods specified in Section 2.1.1.2, which selection shall be irrevocable on and after commencement of the applicable Minimum Notice Period. Borrower shall confirm such telephonic notice to Administrative Agent by telecopy on the day such notice is given (in substantially the form of Exhibit C-2, a “Confirmation of Interest Period Selection”), and Administrative Agent shall promptly forward the same to the Lenders. Borrower shall promptly deliver to Administrative Agent the original of the Confirmation of Interest Period Selection initially delivered by telecopy. If Borrower fails to notify Administrative Agent of the next Interest Period for any LIBOR Loans in accordance with this Section 2.1.2.4(b), such Loans shall automatically convert to ABR Loans on the last day of the current Interest Period therefor. Administrative Agent shall as soon as practicable (and, in any case, within two Banking Days after delivery of the Confirmation of Interest Period Selection by telecopy as provided for above) notify Borrower of each determination of the interest rate applicable to each Loan.

2.1.2.5 Interest Account and Interest Computations.

Borrower authorizes Administrative Agent to record in an account or accounts maintained by Administrative Agent on its books (i) the interest rates applicable to all Loans and the effective dates of all changes thereto, (ii) the Interest Period for each LIBOR Loan, (iii) the date and amount of each principal and interest payment on each Loan and (iv) such other information as Administrative Agent may determine is necessary for the computation of interest payable by Borrower hereunder. Borrower agrees that all computations by Administrative Agent of interest shall be conclusive in the absence of demonstrable error. All computations of interest on Loans shall be based upon a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by Administrative Agent, and such determination shall be conclusive absent manifest error.

2.1.3 Conversion of Loans.

Borrower may convert any Loan from one Type of Loan to another Type; provided, however, that (i) any conversion of LIBOR Loans into ABR Loans shall be made on, and only on, the first day after the last day of an Interest Period for such LIBOR Loans, and (ii) Loans shall be converted only in amounts of $5,000,000 and increments of $1,000,000 in excess thereof. Borrower shall request such a conversion by a written notice to Administrative Agent in the form of Exhibit C-1, appropriately completed (a “Notice of Conversion of Loan Type”), which specifies:

(a) the Loans, or portion thereof, which are to be converted;

(b) the Type into which such Loans, or portion thereof, are to be converted;

(c) if such Loans are to be converted into LIBOR Loans, the initial Interest Period selected by Borrower for such Loans in accordance with Section 2.1.2.4(b); and

(d) the date of the requested conversion, which shall be a Banking Day.

Borrower shall give each Notice of Conversion of Loan Type to Administrative Agent so as to provide at least the applicable Minimum Notice Period. Any Notice of Conversion of Loan Type may be modified or revoked by Borrower through the Banking Day prior to the Minimum Notice Period, and shall thereafter be irrevocable. Each Notice of Conversion of Loan Type shall be delivered by first-class mail or telecopy to Administrative Agent at the office or to the telecopy number and as otherwise specified in Section 8.1; provided, however, that Borrower shall promptly deliver to Administrative Agent the original of any Notice of Conversion of Loan Type initially delivered by telecopy. Administrative Agent shall promptly notify each Lender of the contents of each Notice of Conversion of Loan Type.

2.1.4 Loan Principal Payment.

Borrower shall repay to Administrative Agent, for the account of each Lender on the Maturity Date the unpaid principal amount of each Loan made by such Lender. Upon payment in full of the aggregate principal amount of the Loans, all accrued and unpaid interest and fees thereon and all other amounts owed by Borrower to Administrative Agent or the Lenders hereunder and under the other Credit Facility Documents, the Lenders shall promptly mark any Notes cancelled and return such cancelled Notes to Borrower.

2.1.5 Promissory Notes.

The obligation of Borrower to repay the Loans made by each Lender and to pay interest thereon at the rates provided herein shall, upon the written request of any Lender, be evidenced by promissory notes in the form of Exhibit B (each, a “Note”), payable to such Lender and in the principal amount of such Lender’s Commitment. Borrower authorizes each Lender to record on the schedule annexed to such Lender’s Note, and/or in such Lender’s internal records, the date and amount of each Loan made by such Lender, and each payment or prepayment of principal thereunder and agrees that all such notations shall constitute prima facie evidence of the matters noted. Borrower further authorizes each Lender to attach to and make a part of such Lender’s Note continuations of the schedule attached thereto as necessary. No failure to make any such notations, nor any errors in making any such notations shall affect the validity of Borrower’s obligation to repay the full unpaid principal amount of the Loans or the duties of Borrower hereunder or thereunder.

2.1.6 Optional Prepayments.

Borrower may, at its option and without penalty, upon notice to Administrative Agent before 12:00 noon on the date of prepayment (which shall be a Banking Day), in the case of ABR Loans, or upon at least three Banking Days’ notice to Administrative Agent, in the case of LIBOR Loans, prepay any Loans in whole or in part in an amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (except in the case of a prepayment of all the Loans). Upon the prepayment of any Loan, Borrower shall pay to Administrative Agent for the account of the Lender which made such Loan (i) all accrued interest and fees to the date of such prepayment on the amount prepaid and (ii) if such prepayment is the prepayment of a LIBOR Loan on a day other than the last day of an Interest Period for such LIBOR Loan, all Liquidation Costs incurred by such Lender as a result of such prepayment (pursuant to the terms of Section 2.8).

2.2 [Reserved]

2.3 [Reserved]

2.4 Fees.

Borrower agrees to pay to Administrative Agent, the Joint Lead Arrangers (as applicable) and the Syndication Agents (as applicable) the fees in the amounts previously agreed with the Administrative Agent , the Joint Lead Arrangers (as applicable) and the Syndication Agents (as applicable), at the times when due and payable, in accordance with the terms thereof.

2.5 Other Payment Terms.

2.5.1 Place and Manner

Each Obligor shall make all payments due to each Lender hereunder to the Administrative Agent’s Office, for the account of such Lender, to an account specified by Administrative Agent to Borrower for such purpose, in lawful money of the United States and in immediately available funds not later than 12:00 noon on the date on which such payment is due, without set-off or counterclaim. Any payment received after such time on any day shall be deemed received on the Banking Day after such payment is received. Administrative Agent shall disburse to each Lender each such payment received by Administrative Agent for such Lender, such disbursement to occur on the day such payment is received if received by 12:00 noon, otherwise on the next Banking Day.

2.5.2 Date.

Whenever any payment due hereunder shall fall due on a day other than a Banking Day, such payment shall be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of interest or fees, as the case may be, without duplication of any interest or fees so paid in the next subsequent calculation of interest or fees payable.

2.5.3 Late Payments.

If any amounts required to be paid by any Obligor under this Agreement or the other Credit Facility Documents (including principal or interest payable on any Loan, and any fees or other amounts otherwise payable to Administrative Agent or any Lender) remain unpaid after such overdue amounts are due, such Obligor shall pay interest (including following any Bankruptcy Event with respect to any Obligor) on the aggregate, outstanding balance of such amounts from the date due until those amounts are paid in full at a per annum rate equal to the Default Rate.

2.5.4 Net of Taxes, Etc.

2.5.4.1 Taxes. Subject to each Lender’s compliance with Section 2.5.7, any and all payments to or for the benefit of Administrative Agent or any Lender by any Obligor hereunder or under any other Credit Facility Document shall be made free and clear of and without deduction, setoff or counterclaim of any kind whatsoever and in such amounts as may be necessary in order that all such payments, after deduction for or on account of any Indemnified Taxes or Other Taxes, shall be equal to the amounts otherwise specified to be paid under this Agreement and the other Credit Facility Documents. If any Obligor or applicable withholding agent shall be required by law to withhold or deduct any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Credit Facility Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions of Indemnified Taxes or Other Taxes, as applicable (including deductions applicable to additional sums payable under this Section 2.5.4), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Obligor shall make such deductions and (iii) such Obligor shall pay, or at the option of Administrative Agent timely reimburse it for, the full amount deducted to the Governmental Authority in accordance with applicable law, rule or regulation. In addition, any Obligor agrees to pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law, rule or regulation.

2.5.4.2 Indemnity. Each Obligor shall indemnify Administrative Agent and each Lender for and hold Administrative Agent and each Lender harmless against the full amount of Indemnified Taxes and Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5.4) paid by Administrative Agent or any Lender, or any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted; provided that no Obligor shall be obligated to indemnify Administrative Agent or any Lender for any penalties, interest or expenses relating to Indemnified Taxes or Other Taxes arising from such Person’s gross negligence or willful misconduct. Each Lender agrees to give notice to the Obligors of the assertion of any claim against such Lender relating to such Indemnified Taxes or Other Taxes as promptly as is practicable after being notified of such assertion, and in no event later than 90 days after the principal officer of such Lender responsible for administering this Agreement obtains knowledge thereof; provided that any Lender’s failure to notify any Obligor of such assertion within such 90 day period shall not relieve such Obligor of its obligation under this Section 2.5.4 with respect to Indemnified Taxes or Other Taxes, penalties, interest or expenses arising prior to the end of such period, but shall relieve such Obligor of its obligations under this Section 2.5.4 with respect to Indemnified Taxes and Other Taxes, penalties, interest or expenses accruing between the end of such period and such time as such Obligor receives notice from such Lender as provided herein. Payments by any Obligor pursuant to this indemnification shall be made within 30 days from the date Administrative Agent or such Lender makes written demand therefor (submitted through Administrative Agent), which demand shall be accompanied by a certificate describing in reasonable detail the basis thereof.

2.5.4.3 Receipts. Within 30 days after the date of any payment of Taxes by any Obligor, such Obligor shall furnish to Administrative Agent, at its address referred to in Section 8.1, the original or a certified copy of a receipt evidencing payment thereof or if such receipt is not obtainable, other evidence of such payment by such Obligor reasonably satisfactory to Administrative Agent. Each Obligor shall compensate Administrative Agent and each Lender for all reasonable losses and expenses sustained by Administrative Agent or such Lender as a result of any failure by such Obligor to so furnish such copy of such receipt.

2.5.4.4 FATCA. If a payment made to a Lender under this Agreement or any other Credit Facility Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent (each, a “Withholding Agent”), at the time or times prescribed by law and at such time or times reasonably requested by any Withholding Agent, as the case may be, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Withholding Agent as may be necessary for such Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.5.4.4, FATCA shall include any amendments made to FATCA after the date of this Agreement.

2.5.4.5 Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.5.4 (including additional amounts paid pursuant to this Section 2.5.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnifying party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.5.4.5, in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.5.4.5 if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 2.5.4.5 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.5.4.6 Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes or Other Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 7.12.1 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Facility Documents, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Facility Document or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this Section 2.5.4.6.

2.5.4.7 Survival of Obligations. The obligations of any Obligor under this Section 2.5.4 shall survive the termination of this Agreement and the repayment of the Obligations.

2.5.5 Application of Payments.

Payments made under this Agreement or the other Credit Facility Documents shall (a) first be applied to any fees, costs, charges or expenses due and payable to Administrative Agent and the Lenders hereunder or under the other Credit Facility Documents, (b) next to any accrued but unpaid interest then due and owing, and (c) then to outstanding principal then due and payable or otherwise to be prepaid.

2.5.6 Failure to Pay Administrative Agent.

Unless Administrative Agent shall have received notice from an Obligor at least two Banking Days prior to the date on which any payment is due to the Lenders hereunder that such Obligor will not make such payment in full, Administrative Agent may assume that such Obligor has made such payment in full to Administrative Agent on such date and Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent an Obligor shall not have so made such payment in full to Administrative Agent, such Lender shall repay to Administrative Agent forthwith upon demand such amount distributed to such Lender, together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by Administrative Agent in accordance with banking industry rules for interbank compensation. A certificate of Administrative Agent submitted to any Lender with respect to any amounts owing by such Lender under this Section 2.5.6 shall be conclusive in the absence of demonstrable error.

2.5.7 Withholding Exemption Certificates.

Each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code upon becoming a Lender hereunder including any entity to which any Lender grants a participation or otherwise transfers its interest in this Agreement, agrees that it will deliver to Administrative Agent and the Obligors two duly completed copies of United States Internal Revenue Service Form W-8IMY, W-8ECI, W-8BEN or W-8BEN-E or successor applicable form, as the case may be, certifying in each case that such Lender is not a United States person and, to the extent applicable, is entitled to receive payments under this Agreement with an exemption or reduction of the deduction or withholding of any United States Federal income taxes. Each Lender which delivers to the Obligors and Administrative Agent a Form W-8IMY, W-8ECI, W-8BEN or W-8BEN-E pursuant to the preceding sentence further undertakes to deliver to the Obligors and Administrative Agent further copies and Form W-8IMY, W-8ECI, W-8BEN or W-8BEN-E, or successor applicable forms, or other manner of certification or procedure, as the case may be, on or before the date that any such form expires or becomes obsolete or within a reasonable time after gaining knowledge of the occurrence of any event requiring a change in the most recent letter and forms previously delivered by it to the Obligors and Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Obligors and Administrative Agent, certifying in the case of a Form W-8IMY, W-8ECI, W-8BEN or W-8BEN-E that such Lender is not a United States person and, to the extent applicable, is entitled to receive payments under this Agreement with an exemption or reduction of the deduction or withholding of any United States Federal income taxes, unless in any such cases an event (including any change in any treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would reasonably prevent a Lender from duly completing and delivering any such letter or form with respect to it and such Lender advises the Obligors and Administrative Agent that it is not capable of receiving payments with an exemption or reduction of any deduction or withholding of United States Federal income tax, and in the case of Form W-8IMY, W-8ECI, W-8BEN or W-8BEN-E, establishing an exemption from United States backup withholding tax. In the case of a Lender entitled to an exemption from the withholding of United States federal income tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” such Lender shall also deliver to Administrative Agent and the Obligors with its Form W-8IMY, W-8ECI, W-8BEN or W-8BEN-E or successor applicable form, as the case may be, a certificate, or certificates, to the effect that such Lender (or in the case of a Form W-8IMY, such Lender’s beneficial owners to the extent applicable) is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code and (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code. Each Lender providing such a certificate shall provide a new certificate at any time thereafter when a change in such Lender’s circumstances renders an existing certificate obsolete or invalid or requires a new certificate to be provided, and within fifteen Banking Days after a reasonable written request of Administrative Agent or the Obligors from time to time; provided that it shall not be a breach of this Section 2.5.7 if such Lender is unable to provide such certificate as a result of a Change of Law after the date it becomes a Lender hereunder. Each Lender that is a United States person within the meaning of Section 7701(a)(30) of the Code shall provide two duly completed copies of United States Internal Revenue Service Form W-9 or successor applicable form, as the case may be, at the times specified for the delivery of forms under this Section 2.5.7 with respect to Forms W-8IMY, W-8ECI, W-8BEN or W-8BEN-E or successor applicable form, as the case may be. No Obligor shall be obligated, however, to pay any additional amounts in respect of United States Federal income tax pursuant to Section 2.5.4.1 (or make an indemnification payment pursuant to Section 2.5.4.2) to any Lender (including any entity to which any Lender sells, assigns, grants a participation in, or otherwise transfers its rights under this Agreement) if the obligation to pay such additional amounts (or such indemnification) would not have arisen but for a failure of such Lender to comply with its obligations under this Section 2.5.7.

2.5.8 Certain Deductions by Administrative Agent.

If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5.6 or Section 7.5, then Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (a) apply any amounts thereafter received by Administrative Agent for the account of such Lender for the benefit of Administrative Agent to satisfy such Lender’s obligations to Administrative Agent under such Section until all such unsatisfied obligations are fully paid, and/or (b) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section, in the case of each of clauses (a) and (b) above, in any order as determined by Administrative Agent in its discretion.

2.6 Pro Rata Treatment.

2.6.1 Borrowings, Payments, Etc.

Except as otherwise provided herein, (a) each Borrowing shall be made or allocated among the Lenders pro rata according to their respective Proportionate Shares then in effect and (b) each payment of principal of or interest on the Loans shall be shared among the Lenders pro rata in accordance with the amounts of such principal, interest or fees, as the case may be, then due and payable to them.

2.6.2 Sharing of Payments, Etc.

If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) hereunder in excess of its ratable share of payments in accordance with Section 2.6.1, such Lender shall forthwith purchase from the other Lenders to which such payments were required to be made such participations in the Loans as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.6.2 shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.6.2 shall apply). Each Obligor agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.6.2 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Obligor in the amount of such participation.

2.7 Change of Circumstances.

2.7.1 Inability to Determine Rates.

If, on or before the first day of any Interest Period for any LIBOR Loans, (a) Administrative Agent determines that the Adjusted LIBO Rate for such Interest Period cannot be adequately and reasonably determined due to the unavailability of funds in or other circumstances affecting the London interbank market, or (b) the Required Lenders shall advise Administrative Agent that (i) the rates of interest for such LIBOR Loans do not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (ii) deposits in Dollars in the London interbank market are not available to such Lenders (as conclusively certified by each such Lender in good faith in writing to Administrative Agent and to Borrower) in the ordinary course of business in sufficient amounts to make and/or maintain its LIBOR Loans, Administrative Agent shall immediately give notice of such condition to Borrower. After the giving of any such notice and until Administrative Agent shall otherwise notify Borrower that the circumstances giving rise to such condition no longer exist, Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans shall be suspended. Any LIBOR Loans outstanding at the commencement of any suspension shall be converted at the end of the then current Interest Period for such Loans into ABR Loans, as applicable, unless such suspension has then ended.

2.7.2 Illegality.

If any Change of Law shall make it unlawful or impossible for any Lender to make or maintain any LIBOR Loan, such Lender shall immediately notify Administrative Agent and Borrower of such Change of Law. Upon receipt of such notice, (a) Borrower’s right to request the making of or conversion to, and the Lenders’ obligations to make or convert to, LIBOR Loans, as the case may be, shall be suspended for so long as such condition shall exist, and (b) Borrower shall, at the request of such Lender, either (i) pursuant to Section 2.1.3, convert any then outstanding LIBOR Loans into ABR Loans at the end of the current Interest Periods for such Loans, or (ii) immediately repay or convert (at Borrower’s option) LIBOR Loans into ABR Loans if such Lender shall notify Borrower that such Lender may not lawfully continue to fund and maintain such Loans as LIBOR Loans. Any conversion or prepayment of LIBOR Loans made pursuant to the preceding sentence prior to the last day of an Interest Period for such Loans shall be deemed a prepayment thereof for purposes of Section 2.8.

2.7.3 Increased Costs.

If any Change of Law shall:

2.7.3.1 impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (without duplication of any reserve requirement included within the applicable interest rate through the definition of “Statutory Reserve Rate”); or

2.7.3.2 subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for (A) Indemnified Taxes or Other Taxes covered by Section 2.5.4 and (B) the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

2.7.3.3 impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Loans made by such Lender (without duplication of any reserve requirement included within the applicable interest rate through the definition of “Statutory Reserve Rate”);

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any LIBOR Loan or of maintaining its obligation to make any such Loan other than any cost related to Taxes or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then Borrower will pay to such Lender within 30 days after its demand, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered. A certificate setting forth in reasonable detail the amount of such increased costs or reduced amounts and the basis for determination of such amount, submitted by such Lender to Borrower, shall, in the absence of demonstrable error, be conclusive and binding on the Obligors for purposes of this Agreement.

2.7.4 Capital Requirements.

If any Lender determines that any Change of Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change of Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrower shall pay to such Lender, within 30 days after its demand such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered. A certificate of such Lender, setting forth in reasonable detail the computation of any such amount, submitted by such Lender to Borrower, shall, in the absence of demonstrable error, be conclusive and binding on the Obligors for purposes of this Agreement.

2.7.5 Delay in Request.

Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section 2.7 for any costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrower of the event giving rise to such costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the event giving rise to such costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.8 Funding Losses.

If Borrower shall (a) repay or prepay any LIBOR Loans on any day other than the last day of an Interest Period for such Loans (including as a result of an assignment effected pursuant to Section 2.9.2), (b) fail to satisfy the applicable conditions for the Borrowing on the date of this Agreement, (c) fail to convert any ABR Loans into LIBOR Loans in accordance with a Notice of Conversion of Loan Type delivered to Administrative Agent (whether as a result of the failure to satisfy any applicable conditions or otherwise) after such notice has become irrevocable, (d) fail to continue a LIBOR Loan in accordance with a Confirmation of Interest Period Selection after such notice of confirmation has become irrevocable or (e) fail to make any prepayment in accordance with any notice of prepayment delivered to Administrative Agent, Borrower shall, within 30 days after demand by any Lender (other than in the case of the costs covered by the parenthetical clause under clause (a) above, which shall be paid in accordance with Section 2.9.2), reimburse such Lender for all reasonable costs and losses incurred by such Lender (“Liquidation Costs”) due to such payment, prepayment or failure. Borrower understands that such costs and losses may include losses incurred by a Lender as a result of funding and other contracts entered into by such Lender to fund LIBOR Loans (other than non-receipt of the Applicable Rate in respect of the interest rate on LIBOR Loans). Each Lender demanding payment under this Section 2.8 shall deliver to Borrower a certificate setting forth in reasonable detail the amount of costs and losses for which demand is made. Such a certificate so delivered to Borrower shall, in the absence of demonstrable error, be conclusive and binding as to the amount of such loss for purposes of this Agreement.

2.9 Alternate Office, Minimization of Costs.

2.9.1 Minimization of Costs. To the extent reasonably possible, each Lender shall designate an alternative Lending Office with respect to its LIBOR Loans and otherwise take any reasonable actions to reduce any liability of the Obligors to any Lender under Sections 2.5.4, 2.7.3, 2.7.4 or 2.8, or to avoid the unavailability of any Type of Loans under Section 2.7.2 so long as (in the case of the designation of an alternative Lending Office) such Lender, in its sole discretion, does not determine that such designation is disadvantageous to such Lender.

2.9.2 Replacement Rights. If and with respect to each occasion that a Lender (i) makes a demand for compensation pursuant to Section 2.5.4, 2.7.3 or 2.7.4, (ii) is unable for a period of three consecutive months to fund LIBOR Loans pursuant to Section 2.7.2 or such Lender wrongfully fails to fund a Loan, (iii) becomes a Defaulting Lender or (iv) has failed to consent to any proposed waiver or amendment with respect to this Agreement that requires the consent of all the Lenders or all the Lenders directly affected and with respect to which the Required Lenders shall have granted their consent, Borrower may, at its sole expense, upon at least five Banking Days’ prior irrevocable written notice to the affected Lender and Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 7.13.1), all its interests, rights and obligations under this Agreement to an eligible assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that Borrower shall have received the prior written consent of Administrative Agent with respect to such assignee to the extent consent would be required under the terms of Section 7.13.1 in connection with an assignment to such assignee (which consent, in each case, shall not be unreasonably withheld). Such replacement Lender shall upon the effective date of replacement purchase the Obligations owed to such replaced Lender for the aggregate amount thereof and shall thereupon and for all purposes become a “Lender” hereunder. Such notice from Borrower shall specify an effective date for the replacement of such Lender’s Loans and Commitments, which date shall not be later than the 14th day after the day such notice is given. On the effective date of any replacement of a Lender’s Loans and Commitments and Obligations pursuant to this Section 2.9.2, Borrower shall pay to Administrative Agent for the account of such Lender (a) any fees due to such Lender to the date of such replacement; (b) the principal of and accrued interest on the principal amount of outstanding Loans held by such Lender to the date of such replacement (such amount to be represented by the purchase of the Obligations of such replaced Lender by the replacing Lender and not as a prepayment of such Loans or other amounts), and (c) the amount or amounts due to such Lender pursuant to each of Sections 2.5.4, 2.7.3 or 2.7.4, as applicable, and any other amount then payable hereunder to such Lender. In addition, if the replacement Lender was not previously a “Lender” hereunder, Borrower shall pay to Administrative Agent an administrative fee of $3,500. Borrower will remain liable to such replaced Lender for any Liquidation Costs that such Lender may sustain or incur as a consequence of the purchase of such Lender’s Loans (unless such Lender has defaulted on its obligation to fund a Loan hereunder). Upon the effective date of the purchase of any Lender’s Loans and termination of such Lender’s Commitments pursuant to this Section 2.9.2, such Lender shall cease to be a Lender hereunder. No such replacement of such Lender’s Commitments and the purchase of such Lender’s Loans pursuant to this Section 2.9.2 shall affect (i) any liability or obligation of Borrower or any other Lender to such replaced Lender, or any liability or obligation of such replaced Lender to Borrower or any other Lender, which accrued on or prior to the date of such replacement or (ii) such replaced Lender’s rights hereunder in respect of any such liability or obligation. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

2.9.3 Alternate Office. Any Lender may designate a Lending Office other than that set forth in its Administrative Questionnaire, and may assign all of its interests under the Credit Facility Documents to such Lending Office, provided that such designation and assignment do not at the time of such designation and assignment increase the reasonably foreseeable liability of Borrower under Sections 2.5.4, 2.7.3 or 2.7.4, or make an interest rate option unavailable pursuant to Section 2.7.2.

2.10 [Reserved]

2.11 Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then for so long as such Lender is a Defaulting Lender the Commitment and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 7.9), except that (i) the Commitment(s) and Loans of any Defaulting Lender may not be increased or extended, or the maturity of any of its Loans may not be extended, the rate of interest on any of its Loans may not be reduced and the principal amount of any of its Loans may not be forgiven, in each case without the consent of such Defaulting Lender and (ii) any amendment, waiver or consent requiring the consent of all the Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than the other affected Lenders shall require the consent of such Defaulting Lender.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions Precedent to Obligation to Make Loans.

Each Lender’s obligation to make Loans pursuant to this Agreement is subject to the satisfaction of the following conditions precedent:

3.1.1 Credit Facility Documents

Delivery to Administrative Agent of executed originals of each Credit Facility Document (or written evidence satisfactory to Administrative Agent of the execution thereof by the parties thereto (which may include fax or electronic transmission of a signed signature page thereto)).

3.1.2 Resolutions.

Delivery to Administrative Agent of a copy of one or more resolutions or other authorizations of each of the Obligors in form and substance reasonably satisfactory to Administrative Agent and certified by an appropriate authorized officer as being in full force and effect on the Effective Date, authorizing the execution, delivery and performance of this Agreement and the other Credit Facility Documents and any instruments or agreements required hereunder or thereunder to which such Obligor is a party.

3.1.3 Incumbency.

Delivery to Administrative Agent of a certificate in form and substance reasonably satisfactory to Administrative Agent, from each Obligor signed by the appropriate authorized officer and dated the Effective Date, as to the incumbency of the natural persons authorized to execute and deliver this Agreement and each other Credit Facility Document and any instruments or agreements required hereunder or thereunder to which such Obligor is a party.

3.1.4 Legal Opinions.

Delivery to Administrative Agent of legal opinions of in-house and external counsel to the Obligors and counsel to Administrative Agent, in the form of Exhibits E-1, E-2 and E-3, respectively.

3.1.5 Financial Statements.

The Lenders shall have received Company’s audited consolidated financial statements or Form 10-K for its fiscal years ended December 31, 2014 and December 31, 2015.

3.1.6 Accuracy of Representations and Warranties; No Defaults.

As of the Effective Date, the conditions set forth in Sections 3.2.1, 3.2.2 and 3.2.4 shall be satisfied.

3.1.7 Certificate of Obligors.

Administrative Agent shall have received a certificate, dated as of the Effective Date, signed by a Responsible Officer of each Obligor, in substantially the form of Exhibit D.

3.1.8 Payment of Fees.

All amounts required to be paid by the Obligors to the Lenders, Administrative Agent and the Arrangers in connection with the execution and delivery of the Credit Facility Documents, and all taxes, fees and other costs payable in connection with the execution and delivery of the documents and instruments referred to in this Section 3.1 (or incorporated herein by reference) shall have been paid in full.

Administrative Agent shall notify Obligors and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

3.2 Conditions Precedent to Initial Borrowing.

The obligation of the Lenders to make each Loan is subject to the prior satisfaction of each of the following conditions:

3.2.1 Accuracy of Representations and Warranties.

Each representation and warranty set forth in Article IV shall be true and correct as if made on and as of the date of such Borrowing, before and after giving effect thereto and the application of the proceeds therefrom, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

3.2.2 No Defaults.

No Event of Default or Inchoate Default shall have occurred and is continuing or will result from such Borrowing.

3.2.3 Notice of Borrowing.

Borrower shall have delivered to Administrative Agent a notification of the account or accounts to which the proceeds of the Loans shall be deposited, at least one Business Day prior to the Effective Date.

3.2.4 No Default under Certain Other Indebtedness.

No event or condition shall have occurred and be continuing under Indebtedness of Company or any Subsidiary involving the borrowing of money or the advance of credit (other than trade payables or Non-Recourse Indebtedness) in aggregate principal amount equaling or exceeding $50,000,000 that results in such Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of such Indebtedness (or any trustee or agent on its or their behalf) to cause such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Each Obligor (as to itself and its respective Subsidiaries, as applicable) makes the following representations and warranties to and in favor of Administrative Agent and the Lenders as of the Effective Date and, unless otherwise expressly limited to the Effective Date, as of the date of the initial Borrowing (and all of these representations and warranties shall survive the Effective Date and the making of the Loans):

4.1 Corporate Existence and Business.

Each Obligor is a corporation duly organized and validly existing in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in each jurisdiction in which such qualification is necessary to execute, deliver and perform this Agreement and each other Credit Facility Document to which it is or is to become a party.

4.2 Power and Authorization; Enforceable Obligations.

Each Obligor has full power and authority and the legal right to execute, deliver and perform this Agreement and each other Credit Facility Document to which it is or is to become a party and to take all action as may be necessary to complete the transactions contemplated hereunder and thereunder. Each Obligor has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other Credit Facility Document to which it is or is to become a party to complete the transactions contemplated hereby. No consent or authorization of, filing with, or other act by or in respect of any other Person or Governmental Authority is required in connection with the execution, delivery or performance by the Obligors, or the validity or enforceability as to the Obligors, of this Agreement and each other Credit Facility Document to which each Obligor is or is to become a party, except such consents or authorizations or filings or other acts as have already been obtained or where the failure to obtain such consent or authorization could not reasonably be expected to have a Material Adverse Effect. This Agreement and each other Credit Facility Document to which each Obligor is a party have been duly executed and delivered by such Obligor and constitute, and each other Credit Facility Document to which it is to become a party will upon execution and delivery thereof by such Obligor and the other parties thereto (if any) constitute, a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the right of creditors generally and by general principles of equity.

4.3 No Legal Bar.

The execution, delivery and performance by each Obligor of this Agreement and each other Credit Facility Document to which it is or is to become a party to complete the transactions contemplated hereby and the making by such Obligor of any payments hereunder or under any other Credit Facility Document to which it is a party will not violate any applicable law or any material contractual obligation of Company and its Subsidiaries and will not result in, or require, the creation or imposition of any Lien on any of the properties or revenues of the Obligors pursuant to any applicable law or any such contractual obligation except, in each case, where such violation, creation or imposition could not reasonably be expected to have a Material Adverse Effect.

4.4 No Proceeding, Litigation or Investigation.

No litigation, proceeding or, to the knowledge of the Obligors, investigation of or before any Governmental Authority is pending or, to the knowledge of the Obligors, threatened in writing against Company or any of its Subsidiaries, except where such litigation, proceeding or investigation could not reasonably be expected to have a Material Adverse Effect.

4.5 Governmental Approvals.

All governmental authorizations and actions necessary in connection with the execution and delivery by each Obligor of this Agreement and the other Credit Facility Documents to which it is a party and the performance of their obligations hereunder and thereunder have been obtained or performed and remain valid and in full force and effect.

4.6 Financial Statements.

All quarterly and annual financial statements of Company and its consolidated Subsidiaries heretofore delivered by Company to Administrative Agent did not fail to disclose any material liabilities, whether direct or contingent, and fairly presented in all material respects the financial condition of Company and its consolidated Subsidiaries, as the case may be, in each case as of the date delivered and were prepared in accordance with GAAP. Since December 31, 2015, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.7 True and Complete Disclosure.

All factual information heretofore or contemporaneously furnished by the Obligors or any of their representatives in writing to Administrative Agent or any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein was true and accurate in all material respects on the date as of which such information was dated or certified and at such date did not omit to state any fact necessary to make such information not misleading at such time in light of the circumstances under which such information was provided. The information referred to in the immediately preceding sentence furnished to Administrative Agent or any Lender on or prior to the Effective Date, taken as a whole, as updated or supplemented from time to time, is true and correct in all material respects as of the Effective Date, and as of the Effective Date all such information does not omit to state any fact which could reasonably be expected to have a Material Adverse Effect.

4.8 Investment Company Act.

Neither Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Each Obligor is exempt from regulation under the Federal Power Act.

4.9 Compliance with Law.

There is no violation by Company or any of its Subsidiaries of any Governmental Rule which could reasonably be expected to have a Material Adverse Effect. Except as have been delivered to Administrative Agent, no notices of any such violation of any Governmental Rule have been issued, entered or received by Company or any such Subsidiary.

4.10 ERISA.

Company and any other Person which is under common control (within the meaning of Section 414(b) or (c) of the Code) with Company have fulfilled their obligations (if any) under the minimum funding standards of ERISA and the Code for each ERISA Plan in compliance in all material respects with the currently applicable provisions of ERISA and the Code and have not incurred any material liability to the PBGC or an ERISA Plan under Title IV of ERISA (other than liability for premiums due in the ordinary course). Assuming that the credit extended hereunder does not involve the assets of any employee benefit plan subject to ERISA, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will involve a Prohibited Transaction.

4.11 Taxes.

Each of Company and its Subsidiaries has timely filed or caused to be filed all tax returns and reports required to have been filed and has paid or caused to be paid all taxes required to have been paid by it, except (a) taxes that are being contested in good faith by appropriate proceedings and for which such Person has established adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.12 Use of Credit.

Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (as defined in Regulations T, U or X of the Federal Reserve Board), and no part of the proceeds of any extension of credit hereunder will be used to buy or carry any such margin stock.

4.13 Properties.

Each of Company and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, subject only to Liens not prohibited by Section 5.3.3 and except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Each of Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by it does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.14 Environmental Matters.

Except with respect to matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Company nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

4.15 FCPA; OFAC; Anti-Money Laundering.

4.15.1 No Unlawful Contributions or Other Payments.

Neither Company nor any of its Subsidiaries, nor, to Company’s knowledge, any director, officer, agent, employee or Affiliate of Company or any of its Subsidiaries has taken or will take any action, directly or indirectly, that would result in a violation by such persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to pay or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office.

4.15.2 OFAC.

(a) Neither Company nor any of its Subsidiaries nor, to Company’s knowledge, any officer or director of Company or any of its Subsidiaries, nor any agent, employee or Affiliate of Company or any of its Subsidiaries is (i) a Person that is, or is owned or controlled by a Person that is, currently the subject of any U.S. sanctions administered by OFAC (“Sanctions”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(b) Company will not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person to fund any activities or business of or with any Person or in any country or territory that, at the time of such funding, is the subject of Sanctions or would be in violation of Money Laundering Laws.

4.15.3 No Conflict with Money Laundering Laws.

To Company’s knowledge, the operations of Company and its Subsidiaries are and have been conducted at all times in material compliance with (i) applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the rules and regulations promulgated thereunder, (ii) the money laundering statutes of all jurisdictions where Company and its Subsidiaries conduct business, and the rules and regulations thereunder and (iii) any related or similar rules, regulations or guidelines issued, administered or enforced by any court, arbitrator, regulatory body, administrative agency, governmental body or other authority or agency (collectively, the “Money Laundering Laws”). No action, suit or proceeding by or before any court, arbitrator, regulatory body, administrative agency, governmental body or other authority or agency involving Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to Company’s knowledge, threatened.

ARTICLE V

COVENANTS OF OBLIGORS

Each Obligor (as to itself and its respective Subsidiaries, as applicable) covenants and agrees that until the repayment in full of the Obligations (other than those contingent obligations that are intended to survive the termination of this Agreement or the other Credit Facility Documents) and the expiration and termination of all Commitments, unless Administrative Agent on behalf of the Lenders waives compliance in writing:

5.1 Existence.

The Obligors shall, and Company shall cause each Significant Subsidiary to, maintain and preserve its existence in good standing in the state of its formation and its qualification to do business in each other jurisdiction where such qualification is necessary and all material rights, privileges and franchises necessary in the normal conduct of its business, except as permitted under Section 5.3.1.

5.2 Consents.

Such Obligor shall maintain in full force and effect all consents of any Governmental Authority that are required to be obtained by it in order for it to perform its respective obligations under this Agreement and the other Credit Facility Documents to which it is party and will obtain any that may become necessary in the future.

5.3 Prohibition of Certain Transfers.

5.3.1 Such Obligor shall not, and shall not permit any Significant Subsidiary to, liquidate or dissolve, or combine, consolidate or merge with or into another Person (other than any consolidation or mergers between or among any Obligors and any Significant Subsidiaries); provided that any Obligor or Significant Subsidiary may combine, consolidate or merge with another Person if (i) an Obligor or a Significant Subsidiary, as the case may be, is the surviving corporation of such merger, consolidation or combination; (ii) prior to such merger, consolidation or combination, and after giving effect thereto, no Inchoate Default or Event of Default shall have occurred and be continuing; (iii) Company shall have provided calculations to Administrative Agent demonstrating pro forma compliance with Section 5.11 after giving effect to such merger, consolidation or combination (the determination of such compliance to be calculated as at the end of and for the period of four fiscal quarters most recently ended prior thereto for which financial statements of Company shall have been furnished pursuant to Section 5.9); and (iv) the Obligors’ rights and obligations, and Administrative Agent’s and the Lenders’ rights and remedies, under this Agreement and the other Credit Facility Documents shall not be diminished in any manner as a result of such merger, consolidation or combination.

5.3.2. Such Obligor shall not, and shall not permit any Significant Subsidiary to, effect, directly or indirectly, a Disposition of all or any substantial part of such Obligor’s or such Significant Subsidiary’s property, business or assets, except any such Disposition for an amount not less than the fair value thereof, comprised of (i) cash and/or (ii) non-cash consideration not in excess of 25% of the gross proceeds of such Disposition.

5.3.3 Except as set forth on Schedule 5.3.3 and except for Permitted Liens, such Obligor shall not, and shall not permit any Significant Subsidiary to, mortgage, pledge or encumber all or substantially all of such Obligor’s or such Significant Subsidiary’s assets; provided that Company and/or any Significant Subsidiary may enter into limited recourse project financing transactions (including in the form of synthetic leases) in the ordinary course of its business.

5.3.4 Company shall not, and shall not permit any of its Subsidiaries to, sell, assign or otherwise transfer, by way of collateral assignment or otherwise, or dispose of, directly or indirectly (by way of collateral assignment or otherwise) any Equity Interests in Borrower or any Significant Subsidiary; provided that (i) Company or any of its Subsidiaries may engage in limited recourse project financing transactions as provided in Section 5.3.3 and (ii) Tampa Electric may issue preferred stock.

5.4 Payment and Performance of Material Obligations.

Company shall, and shall cause each of its Subsidiaries to, pay and perform all its material obligations, howsoever arising, as and when due and payable or required to be performed, except (a) such as may be contested in good faith or as to which a bona fide dispute may exist; provided that adequate reserves have been established in accordance with GAAP, (b) trade payables which shall be paid in the ordinary course of business, and (c) where the failure to so pay or perform could not reasonably be expected to have a Material Adverse Effect.

5.5 Taxes.

Company shall, and shall cause each of its Subsidiaries to, file all tax returns and pay, or cause to be paid, as and when due and prior to delinquency, all taxes, assessments and governmental charges of any kind that may at any time be lawfully assessed or levied against or with respect to it, except where the failure to so file or pay could not reasonably be expected to have a Material Adverse Effect; provided that Company or any such Subsidiary may contest in good faith any such taxes, assessments and other charges and, in such event, may permit the taxes, assessments or other charges so contested to remain unpaid during any period, including appeals, when such Person is in good faith contesting the same, so long as (a) adequate reserves have been established in accordance with GAAP, (b) enforcement of the contested tax, assessment or other charge is effectively stayed for the entire duration of such contest if such enforcement could reasonably be expected to have a Material Adverse Effect, and (c) any tax, assessment or other charge determined to be due, together with any interest or penalties thereon, is promptly paid as required after final resolution of such contest.

5.6 Maintenance of Property, Insurance.

Company shall, and shall cause each of its Subsidiaries to, (a) keep all property useful and necessary in its business in good working order and condition except where the failure to so maintain could not reasonably be expected to have a Material Adverse Effect, (b) maintain proper books and records in accordance with GAAP, (c) permit Administrative Agent to visit and inspect its properties at reasonable times and upon reasonable notice and (d) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks, and/or make provisions for self-insurance, in accordance with normal industry practice for Company and its Subsidiaries, taken as a whole.

5.7 Compliance with Laws.

Company shall, and shall cause each of its Subsidiaries to, promptly comply, or cause compliance, with all Governmental Rules, including Environmental Laws, Sanctions administered by OFAC and Governmental Rules relating to equal employment opportunity or employee benefit plans, ERISA Plans and employee safety, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.8 No Change in Business.

Company shall maintain a substantial part of its business in the power industry and businesses reasonably related thereto, and Borrower shall, and Company shall cause each Significant Subsidiary to, maintain as a substantial part of its business the general type of business now conducted by Borrower or such Significant Subsidiary, as the case may be.

5.9 Financial Statements.

Company shall furnish or cause to be furnished to Administrative Agent:

5.9.1 As soon as practicable and in any event within 50 days after the end of the first, second and third quarterly accounting periods of its fiscal year (commencing with the fiscal quarter ended March 31, 2016), an unaudited consolidated balance sheet of Company and its consolidated Subsidiaries as of the last day of such quarterly period and the related statements of income, cash flow, and partners’ capital (where applicable) for such quarterly period and (in the case of the second and third quarterly periods) for the portion of the fiscal year ending with the last day of such quarterly period, setting forth in each case in comparative form corresponding unaudited figures from the preceding fiscal year.

5.9.2 As soon as practicable and in any event within 90 days after the close of each applicable fiscal year, audited consolidated financial statements of Company and its consolidated Subsidiaries. Such financial statements shall include a statement of equity, a balance sheet as of the close of such year, an income and expense statement, reconciliation of capital accounts (where applicable) and a statement of cash flow, all prepared in accordance with GAAP, certified by an independent certified public accountant of recognized national standing selected by Company. Such certificate shall not be qualified or limited because of restricted or limited examination by such accountant of any material portion of the records of Company.

5.9.3 Each time the financial statements are delivered under Sections 5.9.1 or 5.9.2, deliver, along with such financial statements, a certificate signed by a Responsible Officer of Company (i) setting forth reasonably detailed calculations demonstrating compliance with Section 5.11 and including a schedule describing all Contingent Obligations of Company, and (ii) certifying (A) as to whether an Inchoate Default or Event of Default has occurred and, if an Inchoate Default or Event of Default, as the case may be, has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto and (B) such financial statements are true and correct in all material respects.

5.9.4 Promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Company, Borrower or any Significant Subsidiary, or compliance with the terms of this Agreement and the other Credit Facility Documents, as Administrative Agent or any Lender may reasonably request.

5.9.5 As long as Company is required or permitted to file reports under the Securities Exchange Act of 1934, as amended, filing its report on Form 10-Q with a notice of such filing to Administrative Agent shall satisfy the requirements of Section 5.9.1 and Section 5.9.3(ii)(B), and filing Company’s report on Form 10-K with a notice of such filing to Administrative Agent shall satisfy the requirements of Section 5.9.2 and Section 5.9.3(ii)(B).

5.10 Notices.

Company shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, deliver written notice to Administrative Agent of:

5.10.1 Any litigation or investigation pending or threatened in writing against Company, Borrower or any Subsidiary involving claims against Company, Borrower or such Subsidiary that could reasonably be expected to have a Material Adverse Effect, such notice to include copies of all papers filed in such litigation or investigation and to be given monthly if any such papers have been filed since the last notice given;

5.10.2 Any dispute or disputes which may exist between Company, Borrower or any Subsidiary and any Governmental Authority and which involve (i) claims against Company, Borrower or such Subsidiary, (ii) injunctive or declaratory relief, (iii) revocation or material modification or the like of any applicable material permit or imposition of additional material conditions with respect thereto, or (iv) any liens for any material amount of taxes due but not paid, in each case that could reasonably be expected to have a Material Adverse Effect;

5.10.3 The assertion of any environmental matter by any Person against, or with respect to the activities of, Company, Borrower or any Subsidiary and any alleged violation of or non-compliance with any Environmental Laws or any permits, licenses or authorizations, other than any environmental matter or alleged violation that could not reasonably be expected to have a Material Adverse Effect;

5.10.4 (i) Any Inchoate Default or Event of Default or (ii) any default under any agreement (other than this Agreement) with respect to any Indebtedness (other than Non-Recourse Indebtedness) of Company, Borrower or any Subsidiary outstanding in an amount equal to or in excess of $50,000,000;

5.10.5 Either Obligor being placed on watch or review for possible rating down-grade by S&P or Moody’s, or any negative change, from the date hereof, from the rating given to the Index Debt by either S&P or Moody’s; and

5.10.6 Any event or circumstance which could reasonably be expected to have a Material Adverse Effect.

5.11 Financial Covenant.

Company shall maintain, as of the last day of each fiscal quarter (commencing with the fiscal quarter ended March 31, 2016), a ratio of Total Debt to Capitalization, for such fiscal quarter then ended, of less than or equal to 0.65 to 1.00.

5.12 Indemnification.

5.12.1 Borrower shall indemnify and hold harmless Administrative Agent, each Lender, each Arranger and their respective affiliates, and their respective directors, officers, employees, agents and controlling persons (each such person being an “Indemnitee”) from and against any and all losses, claims, damages and liabilities and expenses, joint or several, to which such Indemnitee may become subject under any applicable federal, state or foreign law or otherwise, and related to, arising out of or in connection with this Agreement, the other Credit Facility Documents, the use of proceeds of any Loan, or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not such Indemnitee is a party and whether or not such claim, action or proceeding is initiated or brought by or on behalf of Borrower, or any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Company or any of its Subsidiaries, or any Environmental Liability related in any way to Company or any of its Subsidiaries, and will reimburse any Indemnitee for all reasonable expenses as they are incurred by an Indemnitee in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom (including reasonable fees, charges and disbursements of counsel, but limited as follows: (i) a single legal counsel for all Indemnitees, together with an additional legal counsel in each applicable jurisdiction (as determined by the Indemnitees), (ii) if requested by Administrative Agent, or any Arranger, a separate legal counsel for such party, (iii) a separate additional legal counsel in connection with each of (a) any litigation commenced or threatened against any Indemnitee, (b) any work-out or restructuring of any obligations owing to the Indemnitees and/or (c) any insolvency proceeding affecting Borrower and (iv) a separate additional legal counsel to the extent necessary in the event (x) the circumstances giving rise to such indemnification create an ethical conflict for any such counsel or (y) the Indemnitees have inconsistent or conflicting defenses).

5.12.2 The foregoing indemnity shall not apply with respect to any Indemnitee to the extent that any loss, claim, damage, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s bad faith, gross negligence or willful misconduct. Without limiting the generality of the foregoing, Borrower shall not be liable for any special, indirect, consequential or punitive damages suffered by an Indemnitee, including any loss of profits, business or anticipated savings of such Indemnitee, other than any such damages or losses imposed upon or asserted or awarded against any Indemnitee by a third party. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed through electronic, telecommunications or other information transmission systems in connection with this Agreement or the other Credit Facility Documents or the transactions contemplated hereby or thereby.

5.12.3 Upon receipt by an Indemnitee of actual notice of any action, claim, suit, investigation or proceeding (each, an “Action”) against such Indemnitee with respect to which indemnity may be sought under this letter agreement, such Indemnitee shall promptly notify Borrower in writing; provided, however, that failure so to notify Borrower shall not relieve Borrower from any liability which Borrower may have on account of this indemnity or otherwise, except to the extent Borrower is materially prejudiced by such failure. Borrower shall be entitled to participate at its own expense in the defense of any Action brought to enforce any claim or liability of any Indemnitee resulting from any such Action, and, if Borrower so elects, it shall be entitled to assume the defense of such Action at its expense, including the employment of counsel reasonably satisfactory to such Indemnitee (in which case Borrower shall not thereafter be responsible for the fees, costs and expenses of any separate counsel retained by any Indemnitee). Notwithstanding the foregoing, an Indemnitee shall have the right to employ separate counsel in the defense of an Action, and Borrower shall bear the reasonable fees, costs and expenses of such separate counsel if (a) the use of counsel chosen by Borrower to represent the Indemnitee would present such counsel with a conflict of interest; (b) such Indemnitee has reasonably concluded that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them; (c) Borrower shall not have employed counsel satisfactory to the Indemnitee in the exercise of the Indemnitee’s reasonable judgment to represent the Indemnitee, within a reasonable time after notice of the institution of such Action; or (d) Borrower authorizes the Indemnitee to employ separate counsel at Borrower’s expense. Subject to the provisions of the immediately preceding sentence, in no event shall Borrower be responsible hereunder for the fees and expenses of more than one counsel (together with appropriate local counsel, if any) for all Indemnitees in connection with an Action.

5.12.4 If the indemnification of an Indemnitee provided for in this Section 5.12 is for any reason unavailable or insufficient to hold harmless an Indemnitee, then Borrower agrees to contribute to the aggregate amount of any losses, claims, damages, liabilities and expenses incurred by such Indemnitee, as incurred, (i) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnitee, on the other hand, from the matters contemplated by this Agreement and the other Credit Facility Documents or (ii) if (but only if) the allocation provided for in clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of Borrower, on the one hand, and such Indemnitee, on the other hand with respect to such losses, liabilities, claims, damages or expenses, as well as any other relevant equitable considerations.

5.12.5 Borrower agrees that, without the applicable Indemnitee’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding in respect of which indemnification could be sought under this Agreement (whether or not any Indemnitee is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of each Indemnitee from all liability arising out of such claim, action or proceeding and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any Indemnitee.

5.12.6 The provisions of this Section 5.12 shall survive the satisfaction or discharge of Borrower’s obligations hereunder, and shall be in addition to any other rights and remedies of the Lenders.

5.12.7 Any amounts payable by Borrower pursuant to this Section 5.12 shall be regularly payable within 30 days after Borrower receives an invoice for such amounts from any applicable Indemnitee, and if not paid within such 30-day period shall bear interest at the Default Rate. Upon payment of any claim by Borrower pursuant to this Section 5.12 or other similar indemnity provisions contained herein to or on behalf of an Indemnitee, Borrower, without any further action, shall be subrogated to any and all claims that such Indemnitee may have relating thereto, and such Indemnitee shall cooperate with Borrower and Borrower’s insurance carrier, and give such further assurances as are necessary or advisable to enable Borrower vigorously to pursue such claims.

5.13 Use of Proceeds.

Borrower shall use, and Company shall cause its Subsidiaries to use, the proceeds of the Loans hereunder to (i) repay the 2016 Notes in full at maturity, (ii) repay borrowings under the Existing Credit Agreement, and (iii) for general corporate purposes.

5.14 Transactions with Affiliates.

Such Obligor shall not, and shall not permit any Significant Subsidiary to, enter into any transaction with any of its Affiliates (other than any Obligor or any Subsidiary of Company) unless such transaction is on terms no less favorable to such Obligor or such Significant Subsidiary than if the transaction had been negotiated in good faith on an arm’s-length basis with a non-Affiliate.

ARTICLE VI

EVENTS OF DEFAULT; REMEDIES

6.1 Events of Default.

The occurrence of any of the following events shall constitute an event of default (“Event of Default”) hereunder:

6.1.1 Payments.

An Obligor shall fail to pay, in accordance with the terms of this Agreement, (i) any principal on any Loan on the date such sum is due or (ii) any interest on any Loan or any scheduled fee, cost, charge or sum due hereunder or under any other Credit Facility Document, (in the case of clause (ii)) within three Banking Days after the date that such sum is due; or an Obligor shall fail to pay, in accordance with the terms of this Agreement or any other Credit Facility Document, any other fee, cost, charge or other sum due under this Agreement or any other Credit Facility Document, within 30 days after written notice that such sum is due and has not been paid.

6.1.2 Debt Cross-Default.

(i) Any Obligor or any Subsidiary shall default for a period beyond any applicable grace period in the payment of any principal, interest or other amount due under any agreement involving the borrowing of money or the advance of credit (other than trade payables or Non-Recourse Indebtedness) and the outstanding amount or amounts payable under all such agreements equals or exceeds $50,000,000 or (ii) an event of default shall have occurred and be continuing under an agreement, or related agreements, under which any Obligor or any Subsidiary has outstanding Indebtedness for borrowed money (other than Non-Recourse Indebtedness) of $10,000,000 or more, and in the case of this clause (ii), such debt has been accelerated by the holder of such debt, or the holder of such debt has attempted to accelerate but such acceleration was prevented by applicable Governmental Rule.

6.1.3 Bankruptcy; Insolvency.

Any Obligor or any Significant Subsidiary shall become subject to a Bankruptcy Event.

6.1.4 Misstatements.

Any representation or warranty of any Obligor set forth in this Agreement or any other Credit Facility Document or any amendment or modification hereof or waiver hereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, shall be untrue or misleading in any material respect as of the time made.

6.1.5 Breach of Terms of Agreement.

Any Obligor shall fail to perform or observe (i) any of the covenants set forth in Section 5.1 (with respect to any Obligor’s obligation to maintain its existence), 5.3, 5.8 or 5.11 or (ii) any of the other covenants set forth in this Agreement or in any other Credit Facility Document to which it is a party and such failure (in the case of clause (ii) only) shall continue unremedied for 30 days after such Obligor, as the case may be, becomes aware thereof or Borrower receives written notice with respect thereto from Administrative Agent.

6.1.6 Judgments.

A final judgment or judgments shall be entered against any Obligor or any other Subsidiary (other than TWG and its Subsidiaries) in the amount of $50,000,000 or more (net of amounts covered by insurance) individually or in the aggregate (other than (i) a judgment which is fully discharged within 30 days after its entry, or (ii) a judgment, the execution of which is effectively stayed within 30 days after its entry but only for 30 days after the date on which such stay is terminated or expires) or, in the case of injunctive relief, which if left unstayed could reasonably be expected to have a Material Adverse Effect.

6.1.7 Change in Control.

(i) Any entity, person (within the meaning of Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) that theretofore was beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of less than 30% of Company’s voting stock shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, of voting stock of Company (or other securities convertible into such voting stock) representing 30% or more of the combined voting power of all voting stock of Company; (ii) during any period of up to 24 consecutive months, commencing after the date hereof, individuals who at the beginning of such 24-month period were directors of Company shall cease for any reason to constitute a majority of the board of directors of Company; provided that any person becoming a director subsequent to the date hereof, whose election, or nomination for election by Company’s shareholders, was approved by a vote of at least a majority of the directors who were either directors at the beginning of such period or whose election or nomination for election was previously so approved shall be, for purposes of this provision, considered as though such person were a member of the board as of the beginning of such period; (iii) Company shall cease to directly or indirectly own and control at least 80% of (y) the economic interests and (z) the voting interests (whether by committee, contract or otherwise) in Tampa Electric; or (iv) Borrower shall cease to be a wholly-owned Subsidiary of Company; provided that in no event shall the consummation of the Emera Acquisition constitute a “change in control” as described in this section for any purpose under this Agreement.

6.1.8 ERISA Violations.

If Company or any ERISA Affiliate should establish, maintain, contribute to or become obligated to contribute to any ERISA Plan and (a) a Reportable Event shall have occurred with respect to any ERISA Plan; or (b) a trustee shall be appointed by a United States District Court to administer any

ERISA Plan; or (c) the PBGC shall institute proceedings to terminate any ERISA Plan; or (d) a complete or partial withdrawal by Company or any ERISA Affiliate from any Multiemployer Plan shall have occurred, or any Multiemployer Plan shall enter reorganization status, become insolvent, or terminate (or notify Company or any ERISA Affiliate of its intent to terminate) under Section 4041A of ERISA; or (e) any ERISA Plan experiences an accumulated funding deficiency under Code Section 412(b); or (f) Company or any ERISA Affiliate incurs any liability for a Prohibited Transaction under ERISA Section 502; provided that any of the events described in this Section 6.1.8 shall result in joint liability of Company and all ERISA Affiliates in excess of $5,000,000.

6.1.9 Environmental Matters.

There shall have been asserted against any Obligor or any Significant Subsidiary any claim with respect to any Environmental Liability that, in the reasonable judgment of the Required Lenders, is reasonably likely to be determined adversely to the Obligors or such Significant Subsidiary, as the case may be, and the amount thereof is, singly or in the aggregate, reasonably likely to have a Material Adverse Effect (insofar as such amount is payable by the Obligors or such Significant Subsidiary after deducting any portion thereof that is reasonably expected to be paid by other creditworthy Persons jointly and severally liable therefor or that is covered by insurance).

6.1.10 Lack of Validity, Etc.

Any of the Credit Facility Documents, once executed and delivered, shall, except as the result of acts or omissions of Administrative Agent or the Lenders, fail to provide Administrative Agent and the Lenders the liens, security interest, rights, titles, interest, remedies permitted by law, powers or privileges intended to be created thereby or cease to be in full force and effect (except as expressly contemplated by the terms thereof), or the validity thereof or the applicability thereof to the Loans or other obligations purported to be secured or guaranteed thereby or any part thereof shall be disaffirmed by or on behalf of any Obligor or any other party thereto (other than Administrative Agent or the Lenders).

6.2 Remedies.

Upon the occurrence and during the continuation of an Event of Default, Administrative Agent and the Lenders may, at the election of the Required Lenders, without further notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind, all such notices and demands other than notices required by this Agreement or any of the other Credit Facility Documents being waived (to the extent permitted by Governmental Rule), exercise any or all of the following rights and remedies, in any combination or order that the Required Lenders may elect, in addition to such other rights or remedies as the Lenders may have hereunder, under the other Credit Facility Documents or at law or in equity, as follows:

6.2.1 No Further Loans.

Administrative Agent and the Lenders may and shall not be obligated, to continue any Loans or to make any additional Loans and the Commitments may be terminated; provided that in the event of an Event of Default occurring under Section 6.1.3 with respect to Borrower, the foregoing shall take effect immediately and without further act of Administrative Agent or the Lenders.

6.2.2 Cure by Administrative Agent.

Without any obligation to do so but only during any time when a Loan is outstanding or any other amounts are due and owing hereunder to Administrative

Agent or the Lenders, Administrative Agent may make disbursements or Loans in respect of which any amounts are outstanding to or on behalf of Borrower to cure any Event of Default or Inchoate Default hereunder as the Required Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Lenders’ interests under this Agreement or any Credit Facility Documents or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate (but in no event shall the rate exceed the maximum lawful rate, if applicable), shall be repaid by Borrower to Administrative Agent on demand and shall be secured by this Agreement and the other Credit Facility Documents and shall constitute an Obligation.

6.2.3 Acceleration.

Declare and make all sums of accrued and outstanding principal and accrued but unpaid interest remaining under this Agreement together with all unpaid fees, costs (including Liquidation Costs) and charges due hereunder or under any other Credit Facility Document, immediately due and payable and require the Obligors immediately, without presentment, demand, protest or other notice of any kind, all of which the Obligors hereby expressly waive, to pay Administrative Agent or the Lenders an amount in immediately available funds equal to the aggregate amount of any outstanding Loans; provided that in the event of an Event of Default occurring under Section 6.1.3 with respect to an Obligor, all such amounts shall become immediately due and payable without further act of Administrative Agent or the Lenders.

ARTICLE VII

ADMINISTRATIVE AGENT, SUBSTITUTION, AMENDMENTS, ETC.

7.1 Appointment, Powers and Immunities.

7.1.1 Each Lender hereby appoints and authorizes Administrative Agent to act as its agent hereunder and under the other Credit Facility Documents with such powers as are expressly delegated to Administrative Agent by the terms of this Agreement and the other Credit Facility Documents, together with such other powers as are reasonably incidental thereto. Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement or in any other Credit Facility Document, or be a trustee for any Lender. Notwithstanding anything to the contrary contained herein, Administrative Agent shall not be required to take any action which is contrary to this Agreement or any other Credit Facility Document or any Governmental Rule or exposes Administrative Agent to any liability. Each of Administrative Agent, the Lenders and any of their respective Affiliates shall not be responsible to any other Lender for any recitals, statements, representations or warranties made by the Obligors or their Affiliates contained in this Agreement or in any certificate or other document referred to or provided for in, or received by Administrative Agent, or any Lender under this Agreement, for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, the Notes or any other document referred to or provided for herein or for any failure by the Obligors, their respective Affiliates to perform their respective obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys in fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys in fact selected by it with reasonable care.

7.1.2 Administrative Agent and its directors, officers, employees or agents shall not be responsible for any action taken or omitted to be taken by it or them hereunder or under any other Credit Facility Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, Administrative Agent (a) may treat the payee of any Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (b) may consult with legal counsel (including counsel for Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by them in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender for any statements, warranties or representations made in or in connection with any Credit Facility Document; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Credit Facility Document on the part of any party thereto or to inspect the property (including the books and records) of the Obligors or any other Person; and (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Credit Facility Document or any other instrument or document furnished pursuant hereto. Except as otherwise provided under this Agreement and the other Credit Facility Documents, Administrative Agent shall take such action with respect to the Credit Facility Documents as shall be directed by the Required Lenders.

7.2 Reliance.

Administrative Agent shall be entitled to rely upon any certificate, notice or other document (including any cable, telegram, telecopy or telex) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. As to any other matters not expressly provided for by this Agreement, Administrative Agent shall not be required to take any action or exercise any discretion, but shall be required to act or to refrain from acting upon instructions of the Required Lenders (except that Administrative Agent shall not be required to take any action which exposes Administrative Agent to personal liability or which is contrary to this Agreement, any other Credit Facility Document or any Governmental Rule). Administrative Agent shall in all cases (including when any action by Administrative Agent alone is authorized hereunder, if Administrative Agent elects in its sole discretion to obtain instructions from the Required Lenders) be fully protected in acting, or in refraining from acting, hereunder or under any other Credit Facility Document in accordance with the instructions of the Required Lenders and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.

7.3 Non-Reliance.

Each Lender represents that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of the financial condition and affairs of the Obligors and decision to enter into this Agreement and agrees that it will, independently and without reliance upon Administrative Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own appraisals and decisions in taking or not taking action under this Agreement. Each of Administrative Agent and any Lender shall not be required to keep informed as to the performance or observance by the Obligors or their Affiliates under this Agreement or any other document referred to or provided for herein or to make inquiry of, or to inspect the properties or books of the Obligors or their Affiliates.

7.4 Defaults.

Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Inchoate Default or Event of Default, unless such default relates to the payment of principal, interest and fees required to be paid to Administrative Agent for the account of the Lenders, or Administrative Agent has received a notice from a Lender or an Obligor, referring to this Agreement, describing such Inchoate Default or Event of Default and indicating that such notice is a notice of default. If Administrative Agent receives such a notice of the occurrence of an Inchoate Default or Event of

Default, Administrative Agent shall give notice thereof to the Lenders. Administrative Agent shall take such action with respect to such Inchoate Default or Event of Default as is provided in Article VI or if not provided for in Article VI, as Administrative Agent shall be reasonably directed by the Required Lenders; provided, however, that unless and until Administrative Agent shall have received such directions, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Inchoate Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

7.5 Indemnification.

Without limiting the Obligations of the Obligors hereunder, each Lender agrees to indemnify Administrative Agent, ratably in accordance with its Proportionate Share for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, however, that no Lender shall be liable for any of the foregoing to the extent they arise from Administrative Agent’s gross negligence or willful misconduct. Administrative Agent shall be fully justified in refusing to take or to continue to take any action hereunder or under any other Credit Facility Document unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limitation of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for its Proportionate Share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under, the Credit Facility Documents, to the extent that Administrative Agent is not reimbursed for such expenses by Borrower. Notwithstanding the foregoing, Administrative Agent shall not be entitled to indemnification or reimbursement of its expenses under this Section 7.5 if it would not be entitled to indemnification or reimbursement under Sections 5.12 and 8.4, respectively.

7.6 Successor Administrative Agent.

Administrative Agent may resign hereunder at any time by giving written notice thereof to the Lenders and the Obligors. Upon any such resignation, the Required Lenders shall have the right to appoint the successor Administrative Agent hereunder with the consent of Borrower, which consent shall not be unreasonably withheld or delayed; provided that Borrower’s consent shall not be required if an Event of Default shall have occurred and be continuing at such time hereunder. If no successor Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation, the retiring Administrative Agent may, on behalf of the Lenders with the consent of Borrower (such consent not to be unreasonably withheld or delayed) appoint the successor Administrative Agent hereunder which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be a commercial bank having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations as Administrative Agent only under the Credit Facility Documents. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Credit Facility Documents.

7.7 Authorization.

Administrative Agent is hereby authorized by the Lenders to execute, deliver and perform each of the Credit Facility Documents to which Administrative Agent is or is intended to be a party and each Lender agrees to be bound by all of the agreements of Administrative Agent contained in the Credit Facility Documents. Administrative Agent is further authorized by the Lenders to enter into agreements supplemental hereto for the purpose of curing any formal defect, inconsistency, omission or ambiguity in this Agreement or any Credit Facility Document to which it is a party.

7.8 Administrative Agent’s Other Roles; Other Agents.

With respect to its Commitments, the Loans made by it and any Notes issued to it, Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not Administrative Agent. The term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Administrative Agent in its individual capacity. Administrative Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Obligors or any other Person, without any duty to account therefor to the Lenders. Notwithstanding anything herein to the contrary, the Arrangers, the Syndication Agents and the Documentation Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their capacity, if any, as Lenders.

7.9 Amendments; Waivers.

Subject to the provisions of this Section 7.9, unless otherwise specified in this Agreement or another Credit Facility Document, the Required Lenders (or Administrative Agent with the consent in writing of the Required Lenders) and the Obligors may enter into agreements supplemental hereto for the purpose of adding, modifying or waiving any provisions to the Credit Facility Documents or changing in any manner the rights of the Lenders or the Obligors hereunder or waiving any Inchoate Default or Event of Default; provided, however, that no such supplemental agreement shall:

(a) increase the Commitment of any Lender without the written consent of such Lender; or

(b) reduce the principal amount of any Loan or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby; or

(c) postpone the scheduled date of payment of the principal amount of any Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby; or

(d) change Section 2.6.1 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender affected thereby; or

(e) change any of the provisions of this Section 7.9 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

(f) release or terminate the guarantee of Company under Article IX or release any funds from any account otherwise than in accordance with the terms hereof, without the consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of Administrative Agent hereunder without the prior written consent of Administrative Agent.

7.10 Withholding Tax.

7.10.1 If the forms or other documentation required by Sections 2.5.4.4 and 2.5.7 are not delivered to Administrative Agent, then Administrative Agent may withhold from any payment to any Lender not providing such forms or other documentation, an amount equivalent to the applicable withholding tax.

7.10.2 If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Administrative Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Administrative Agent fully for all amounts paid, directly or indirectly, by Administrative Agent as tax or otherwise, including penalties and interest, together with all expenses incurred, including legal expenses, allocated staff costs, and any out of pocket expenses. Borrower shall not be responsible for any amounts paid or required to be paid by a Lender under this Section 7.10.2.

7.10.3 If any Lender sells, assigns, grants participations in, or otherwise transfers its rights under this Agreement, the purchaser, assignee, transferee or participant shall comply with and be bound by the terms of Sections 2.5.7, 7.10.1 and 7.10.2 as though it were such Lender.

7.11 General Provisions as to Payments.

Administrative Agent shall promptly distribute to each Lender its pro rata share of each payment of principal and interest payable to the Lenders on the Loans and of fees hereunder received by Administrative Agent for the account of the Lenders and of any other amounts owing under the Loans. The payments made for the account of each Lender shall be made, and distributed to it, for the account of (a) its domestic lending office in the case of payments of principal of, and interest on, its ABR Loans, (b) its domestic or foreign lending office, as each Lender may designate in writing to Administrative Agent, in the case of payments of principal of, and interest on, its LIBOR Loans and (c) its domestic lending office, or such other lending office as it may designate for the purpose from time to time, in the case of payments of fees and other amounts payable hereunder. Each Lender shall have the right to alter its designated domestic lending office upon notice to Administrative Agent and Borrower.

7.12 Participations.

7.12.1 Nothing herein provided shall prevent any Lender from selling a participation in its Commitments (and/or Loans made thereunder) to one or more financial institutions or other entities (a “Participant”); provided that (a) no such sale of a participation shall alter such Lender’s or Borrower’s obligations hereunder and (b) any agreement pursuant to which any Lender may grant a participation in its rights with respect to its Commitments (and/or Loans) shall provide that, with respect to such Commitments (and/or Loans), subject to the following proviso, such Lender shall retain the sole right and responsibility to exercise the rights of such Lender, and enforce the obligations of Borrower relating to such Commitments (and/or Loans), including the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Facility Document and the right to take action to have the Notes declared due and payable pursuant to Article VI; provided, however, that such agreement may provide that such Lender will not, without the consent of the relevant Participant, agree to any amendment, modification or waiver described in the first proviso to Section 7.9 that affects such Participant. Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.5.4, 2.7.3 and 2.7.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 7.13; provided that such Participant (1) shall be subject to the requirements and limitations therein, including the requirements under Section 2.5.7 (it being understood that the documentation required under Section 2.5.7 shall be delivered to the participating Lender); (2) agrees to be subject to the provisions of Sections 2.6.2 and 2.9 as if it were an assignee under Section 7.13; and (3) shall not be entitled to receive any greater payment under Sections 2.5.4, 2.7.3 and 2.7.4 with respect to any participation than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change of Law that occurs after such Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.2 as though it were a Lender; provided such Participant agrees to be subject to Section 2.6.2 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan, promissory note or other obligations under this Agreement or any other Credit Facility Document) except if additional payments under Sections 2.5.4, 2.7.3 and 2.7.4 are requested with respect to such Participant and except to the extent that such disclosure is necessary to establish that such Commitment, Loan, promissory note or other obligation is at all times maintained in registered form within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

7.12.2 Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to Administrative Agent and Borrower, the option to provide to Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to Borrower pursuant to this Agreement; provided that (a) nothing herein shall constitute a commitment by any SPC to make any Loan, and (b) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary contained in this Section 7.12, any SPC may (x) with notice to, but without the prior written consent of, Borrower and Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (y) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 7.12 may not be amended without the written consent of all SPCs having outstanding Loans or Commitments hereunder.

7.13 Transfer of Commitments.

7.13.1 Assignments.

Notwithstanding anything else herein to the contrary (but subject to Section 7.12.2), any Lender may assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent, such consent, in each case, not to be unreasonably withheld or delayed, of:

(i) Borrower, provided that no consent of Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; provided, further, that Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to Administrative Agent within five Banking Days after having received notice thereof; and

(ii) Administrative Agent; provided that no consent of Administrative Agent shall be required for an assignment to a Lender.

Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent) shall not be less than $5,000,000 unless each of Borrower and Administrative Agent otherwise consent; provided that no such consent of Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof pursuant to this Section 7.13.1, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning

Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.5.4, 2.7.3, 2.8, 5.12 and 8.4). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 7.13.1 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 7.12.

Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 7.13.1 and any written consent to such assignment required hereby, Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.5.6 or 7.5, Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 7.13.1.

7.13.2 Register.

Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender (with respect to its own interests only), at any reasonable time and from time to time upon reasonable prior notice. This Section 7.13 shall be construed so that the Commitments, Loans, promissory notes or other obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (and any successor provisions).

7.13.3 No Assignments to Certain Persons.

Anything in this Section 7.13 to the contrary notwithstanding, no Lender may assign or participate any interest in any Loan held by it hereunder to (i) Borrower or any of its Affiliates or Subsidiaries without the prior consent of each Lender, (ii) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) or (iii) a natural person.

7.13.4 Assignability as to Collateral.

Notwithstanding any other provision contained in this Agreement or any other Credit Facility Document to the contrary, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any such pledge or assignment to a Federal Reserve Bank or any central bank having jurisdiction over such Lender; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

ARTICLE VIII

MISCELLANEOUS

8.1 Addresses.

Any communications between the parties hereto or notices provided herein to be given shall be given to the following addresses:

If to Administrative Agent:

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Attention: Evan Zacharias

Telephone No.: (302) 634-1405

Telecopy No.: (302) 634-1417

Email: evan.zacharias@jpmorgan.com

Or

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Attention: Brittany Tidwell

Telephone No.: (302) 634-2225

Telecopy No.: (302) 634-1417

Email: brittany.m.tidwell@jpmorgan.com

If to the Obligors:

TECO Energy, Inc.

702 North Franklin Street

Tampa, FL 33602

Attention: Corporate Secretary

Telephone No.: (813) 228-4723

Telecopy No.: (813) 228-1328

with a copy to:

TECO Energy, Inc.

702 North Franklin Street

Tampa, FL 33602

Attention: Kim M. Caruso

Telephone No.: (813) 228-1352

Telecopy No.: (813) 228-4262

If to any other Lender:	To the address specified on such Lender’s Administrative Questionnaire.

All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered as properly given (a) if delivered in person, (b) if sent by overnight delivery service, (c) if mailed by first class United States Mail, postage prepaid, registered or certified with return receipt requested or (d) if sent by facsimile. Notice so given shall be effective upon receipt by the addressee, except that communication or notice so transmitted by telecopy or other direct written electronic means shall be deemed to have been validly and effectively given on the day (if a Banking Day and, if not, on the next following Banking Day) on which it is transmitted if transmitted before 4:00 p.m., recipient’s time, and, if transmitted after that time, on the next following Banking Day; provided, however, that if any notice is tendered to an addressee and the delivery thereof is refused by such addressee, such notice shall be effective upon such tender. Any party shall have the right to change its address for notice hereunder to any other location within the continental United States by giving of 30 days’ notice to the other parties in the manner set forth above; provided, however, that a Lender shall have the right to change its address for notice hereunder by giving notice to Administrative Agent and Borrower only.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by Administrative Agent and the applicable Lender. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

8.2 Additional Security; Right to Set-Off.

Any deposits or other sums at any time credited or due from the Lenders and any securities or other property of any Obligor in the possession of Administrative Agent may at all times be treated as collateral security for the payment of the Loans and any Notes and all other obligations of the Obligors to the Lenders under this Agreement and the other Credit Facility Documents, and the Obligors hereby pledge to Administrative Agent for the benefit of the Lenders and grants Administrative Agent a security interest in and to all such deposits, sums, securities or other property. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Obligor against any of and all the obligations of the Obligors now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 8.2 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

8.3 Delay and Waiver.

No delay or omission to exercise any right, power or remedy accruing to the Lenders upon the occurrence of any Event of Default, Inchoate Default or any breach or default of any Obligor under this Agreement or any other Credit Facility Document shall impair any such right, power or remedy of the Lenders, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default, Inchoate Default or other breach or default be deemed a waiver of any other Event of Default, Inchoate Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of Administrative Agent and/or the Lenders of any Event of Default, Inchoate Default or other breach or default under this Agreement or any other Credit Facility Document, or any waiver on the part of Administrative Agent and/or the Lenders of any provision or condition of this Agreement or any other Credit Facility Document, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies, either under this Agreement or any other Credit Facility Document or by law or otherwise afforded to Administrative Agent and the Lenders, shall be cumulative and not alternative.

8.4 Costs, Expenses and Attorneys’ Fees.

Borrower will pay and/or reimburse (a) Administrative Agent and the Syndication Agents all of its reasonable costs and expenses in connection with the preparation, negotiation, execution, delivery and administering of the Credit Facility Documents and any amendment or waiver with respect thereto and the syndication of the Loans or this Agreement, including the reasonable fees, expenses and disbursements of a single counsel to Administrative Agent and any other counsel retained by Administrative Agent in each applicable local jurisdiction, (b) Administrative Agent and the Lenders for all costs and expenses (including reasonable attorney fees, expenses and disbursements of counsel, but subject to the limitations set forth in the final parenthetical phrase of Section 5.12.1) expended or incurred by Administrative Agent or any Lender, as applicable, in enforcing this Agreement or the other Credit Facility Documents in connection with an Event of Default or Inchoate Default, in actions for declaratory relief in any way related to this Agreement or in collecting any sum which becomes due Administrative Agent or the Lenders under the Credit Facility Documents and (c) Administrative Agent and the Lenders for their reasonable out-of-pocket expenses (including reasonable fees, charges and expenses of counsel, but subject to the limitations set forth in the final parenthetical phrase of Section 5.12.1) in the enforcement or protection of their rights under the Credit Facility Documents including in the case of a restructuring or other workout or negotiation of the Loans or other extensions of credit hereunder in connection with the bankruptcy or insolvency of Borrower or any payment default requiring, among other things, amendments to the interest rates and/or repayment dates for the Loans. Borrower shall not be responsible for any counsel fees of Administrative Agent or the Lenders other than as set forth above in this Section 8.4 and in Section 5.12.

8.5 Entire Agreement.

This Agreement and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof. In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument, the terms, conditions and provisions of this Agreement shall prevail.

8.6 Governing Law.

This Agreement, and any instrument or agreement required hereunder shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

8.7 Severability.

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

8.8 Headings.

Paragraph headings have been inserted in this Agreement as a matter of convenience for reference only; such paragraph headings are not a part of this Agreement and shall not be used in the interpretation of any provision of this Agreement.

8.9 Accounting Terms.

All accounting terms not specifically defined herein shall be construed in accordance with GAAP and practices consistent with those applied in the preparation of the financial statements submitted by the Obligors to Administrative Agent, and all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles and practices, as in effect from time to time; provided that, if Borrower notifies Administrative Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Indebtedness of the Obligors shall be deemed to be carried at one hundred percent of the outstanding principal amount thereof, and the effects of FASB ASC 805 and FASB ASC 825 shall be disregarded with respect to the reporting of the principal amount of Indebtedness.

8.10 No Partnership, Etc.

The Lenders and the Obligors intend that the relationship between them shall be solely that of creditor and debtor. Nothing contained in this Agreement, the Notes or in any of the other Credit Facility Documents shall be deemed or construed to create a partnership, tenancy-in-common, joint tenancy, joint venture or co-ownership by or between the Lenders and the Obligors or any other Person.

8.11 Limitation on Liability.

No claim shall be made by the Obligors or any of their respective Affiliates against the Lenders or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Agreement or the other Credit Facility Documents or any act or omission or event occurring in connection therewith; and each Obligor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

8.12 Waiver of Jury Trial.

THE LENDERS, ADMINISTRATIVE AGENT AND THE OBLIGORS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER CREDIT FACILITY DOCUMENT, OR ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF ADMINISTRATIVE AGENT, THE LENDERS OR THE OBLIGORS. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDERS AND ADMINISTRATIVE AGENT TO ENTER INTO THIS AGREEMENT.

8.13 Consent to Jurisdiction.

The Lenders, Administrative Agent and the Obligors agree that any legal action or proceeding by or against either Obligor or with respect to or arising out of this Agreement, the Notes, or any other Credit Facility Document may be brought in or removed to the courts of the State of New York, in and for the County of New York, or of the United States of America for the Southern District of New York, or any appellate court thereof, as Administrative Agent may elect. By execution and delivery of this Agreement, the Lenders, Administrative Agent and the Obligors accept, for themselves and in respect of their property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Lenders, Administrative Agent and the Obligors irrevocably consent to the service of process out of any of the aforementioned courts in any manner permitted by law. Nothing herein shall affect the right of Administrative Agent to bring legal action or proceedings in any other competent jurisdiction. The Lenders, Administrative Agent and the Obligors further agree that the aforesaid courts of the State of New York and of the United States of America shall have exclusive jurisdiction with respect to any claim or counterclaim of either Obligor based upon the assertion that the rate of interest charged by the Lenders on or under this Agreement, the Loans and/or the other Credit Facility Documents is usurious. The Lenders, Administrative Agent and the Obligors hereby waive any right to stay or dismiss any action or proceeding under or in connection with this Agreement or any other Credit Facility Document brought before the foregoing courts on the basis of forum non-conveniens.

8.14 Knowledge and Attribution.

References in this Agreement and the other Credit Facility Documents to the “knowledge,” “best knowledge” or facts and circumstances “known to” an Obligor, and all like references, mean facts or circumstances of which a Responsible Officer of such Obligor has actual knowledge.

8.15 Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Neither Obligor may assign or otherwise transfer any of their rights under this Agreement, and the Lenders may not assign or otherwise transfer any of their rights under this Agreement except as provided in Article VII.

8.16 Effectiveness; Counterparts.

This Agreement shall become effective when it shall have been executed by each of the parties hereto and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and the conditions in Section 3.1 have been satisfied. This Agreement may be executed in one or more duplicate counterparts and when signed by all of the parties listed below shall constitute a single binding agreement. Delivery of an executed counterpart of a signature page of this Agreement by fax or other electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

8.17 USA PATRIOT Act.

Each Lender hereby notifies the Obligors that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), such Lender may be required to obtain, verify and record information that identifies the Obligors, which information includes the name and address of the Obligors and other information that will allow such Lender to identify the Obligors in accordance with said Act.

8.18 Payments Set Aside.

To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Bankruptcy Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect.

8.19 No Advisory or Fiduciary Responsibility.

In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Facility Document), the Obligors acknowledge and agree, and acknowledge their Affiliates’ understanding, that (a) the arranging and other services regarding this Agreement provided by Administrative Agent, the Lenders, the Syndication Agents and the Arrangers are arm’s-length commercial transactions between the Obligors and their Affiliates, on the one hand, and Administrative Agent, the Lenders, the Syndication Agents and the Arrangers, on the other hand, (b) the Obligors have consulted their own legal, accounting, regulatory and tax advisors to the extent that they have deemed appropriate, (c) the Obligors are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Facility Documents, (d) Administrative Agent, the Lenders, the Syndication Agents and the Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Obligors or any of their Affiliates, or any other Person, (e) none of Administrative Agent, the Lenders, the Syndication Agents and the Arrangers has any obligation to the Obligors or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Facility Documents and (f) Administrative Agent, the Lenders, the Syndication Agents and the Arrangers and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Obligors and their Affiliates, and none of Administrative Agent, the Lenders, the Syndication Agents and the Arrangers has any obligation to disclose any of such interests to the Obligors or their Affiliates. To the fullest extent permitted by law, the Obligors hereby waive and release any claims that they may have against Administrative Agent, the Lenders, the Syndication Agents and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

8.20 Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Credit Facility Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Credit Facility Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-in Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Facility Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

ARTICLE IX

GUARANTEE

9.1 The Guarantee.

Company hereby guarantees to Administrative Agent and the Lenders and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of all Obligations of Borrower (such Obligations being herein collectively called the “Guaranteed Obligations”), and Company hereby further agrees that if Borrower shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, Company will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

9.2 Obligations Unconditional.

The obligations of Company under this Article IX are absolute, irrevocable and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of Borrower under this Agreement or any other agreement or instrument referred to herein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 9.2 that the obligations of Company hereunder shall be absolute, irrevocable and unconditional, under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of Company hereunder, which shall remain absolute and unconditional as described above:

(i) at any time or from time to time, without notice to Company, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(ii) any of the acts mentioned in any of the provisions of this Agreement or any other agreement or instrument referred to herein shall be done or omitted; or

(iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or any other agreement or instrument referred to herein shall be waived or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with.

Company hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that Administrative Agent or any Lender exhaust any right, power or remedy or proceed against Company under this Agreement or any other agreement or instrument referred to herein, or against any other Person under any other guarantee of, or security for, any of the Guaranteed Obligations.

9.3 Reinstatement.

The obligations of Company under this Article IX shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Company in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and Company agrees that it will indemnify Administrative Agent and the Lenders on demand for all reasonable costs and expenses (including fees of counsel) incurred by Administrative Agent or the Lenders in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

9.4 Subrogation.

Company hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments under this Agreement, it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee under Section 9.1, whether by subrogation or otherwise, against Borrower or any other guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

9.5 Remedies.

Company agrees that, as between Company and any Lender, the obligations of Borrower under this Agreement may be declared to be forthwith due and payable as provided in Article VI (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VI) for purposes of Section 9.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by Company for purposes of Section 9.1.

9.6 Instrument for the Payment of Money.

Company hereby acknowledges that the guarantee in this Article IX constitutes an instrument for the payment of money, and consents and agrees that Administrative Agent, at its sole option, in the event of a dispute by Company in the payment of any moneys due hereunder, shall have the right to bring motion-action under New York CPLR Section 3213.

9.7 Continuing Guarantee.

The guarantee in this Article IX is a continuing guarantee and is a guarantee of payment and not of collection, and shall apply to all Guaranteed Obligations whenever arising.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by their officers thereunto duly authorized as of the day and year first above written.

BORROWER:

TECO FINANCE, INC.

By:	/s/ Kim M. Caruso
Name: Kim M. Caruso
Title: Treasurer

GUARANTOR:

TECO ENERGY, INC.

By:	/s/ Kim M. Caruso
Name: Kim M. Caruso
Title: Treasurer

[Signature Page to Credit Agreement]

LENDERS:

JPMORGAN CHASE BANK, N.A. as Administrative Agent and Lender

By:	/s/ Peter Christensen
Name: Peter Christensen
Title: Vice President

[Signature Page to Credit Agreement]

CITIBANK, N.A.
as Lender

By:	/s/ D.A. Lipke
Name: D.A. Lipke
Title: Vice President

[Signature Page to Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

[Signature Page to Credit Agreement]

ROYAL BANK OF CANADA,
as Lender

By:	/s/ Ben Thomas
Name: Ben Thomas
Title: Authorized Signatory

[Signature Page to Credit Agreement]

SUNTRUST BANK,
as Lender

By:	/s/ Yann Pirio
Name: Yann Pirio
Title: Managing Director

[Signature Page to Credit Agreement]

THE BANK OF NEW YORK MELLON,
as Lender

By:	/s/ Richard K. Fronapfel, Jr.
Name: Richard K. Fronapfel, Jr.
Title: Vice President

[Signature Page to Credit Agreement]

MUFG UNION BANK, N.A.,
as Lender

By:	/s/ Eric Otieno
Name: Eric Otieno
Title: Vice President

[Signature Page to Credit Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Keith Luettel
Name: Keith Luettel
Title: Director

[Signature Page to Credit Agreement]

FIFTH THIRD BANK, AN OHIO BANKING CORPORATION,
as Lender

By:	/s/ John A. Marian
Name: John A. Marian
Title: Vice President

[Signature Page to Credit Agreement]

THE BANK OF NOVA SCOTIA,
as Lender

By:	/s/ David Dewar
Name: David Dewar
Title: Director

[Signature Page to Credit Agreement]

SCHEDULE 1

LENDERS AND COMMITMENTS

Lender	Amount of Commitment
JPMorgan Chase Bank, N.A.	$50,000,000
The Bank of New York Mellon	$50,000,000
MUFG Union Bank, N.A.	$50,000,000
Wells Fargo Bank, National Association	$50,000,000
Citibank, N.A.	$35,000,000
Morgan Stanley Bank, N.A.	$35,000,000
Royal Bank of Canada	$35,000,000
SunTrust Bank	$35,000,000
Fifth Third Bank, An Ohio Banking Corporation	$30,000,000
The Bank of Nova Scotia	$30,000,000
$400,000,000.00

SCHEDULE 5.3.3

EXISTING LIENS

Indenture of Mortgage dated as of August 1, 1946, between Tampa Electric Company and U.S. Bank National Association, as successor to State Street Bank and Trust Company, as Trustee, as supplemented and amended from time to time so long as no such amendment expands the lien granted thereunder to cover additional assets (no bonds currently outstanding).

Schedule 5.3.3

EXHIBIT A

to the Credit Agreement

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facility identified below (including any guarantees included in the facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower(s):

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of March 14, 2016 among TECO Energy, Inc., TECO Finance, Inc., the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent

[1]	Select as applicable.

Exhibit A-1

6.	Assigned Interest:

Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
$	$	%
$	$	%
$	$	%

Effective Date:                  , 201     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A-2

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Exhibit A-3

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A. as Administrative Agent

By
Title:

Consented to:

[TECO FINANCE, INC.

By
Title:][3]

[3]	To be added only if the consent of Borrower is required by the terms of the Credit Agreement.

Exhibit A-4

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Facility Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other Credit Facility Document, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of the Credit Agreement or any other Credit Facility Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under the Credit Agreement or any other Credit Facility Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement or any other Credit Facility Document, (ii) it satisfies the requirements, if any, specified in the Credit Agreement or any other Credit Facility Document that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement or any other Credit Facility Document as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement or any other Credit Facility Document, together with copies of the most recent financial statements delivered pursuant to Section 5.9 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on Administrative Agent or any other Lender, and (v) if it is a Lender not formed under the laws of the United States of America or any state thereof, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement or any other Credit Facility Document, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement or any other Credit Facility Document, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement or any other Credit Facility Document are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment

Annex 1-1 to Exhibit A

and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Annex 1-2 to Exhibit A

EXHIBIT B

to the Credit Agreement

FORM OF NOTE

$	New York, New York
Note No.	, 201

For value received, the undersigned TECO FINANCE, INC., a Florida corporation (“Borrower”), promises to pay to                  (“Lender”) at the office of JPMorgan Chase Bank, N.A., located at 270 Park Avenue, New York, New York 10017 in lawful money of the United States of America and in immediately available funds, the principal amount of                     DOLLARS ($                 ), or if less, the aggregate unpaid and outstanding principal amount of Loans advanced by Lender to Borrower pursuant to that certain Credit Agreement dated as of March 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Borrower, TECO Energy, Inc., the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”), and all other amounts owed by Borrower to Lender hereunder.

This is one of the Notes referred to in the Credit Agreement and is entitled to the benefits thereof and is subject to all terms, provisions and conditions thereof. Capitalized terms used and not defined herein shall have the meanings set forth in the Credit Agreement.

The principal amount hereof is payable in accordance with the Credit Agreement, and such principal amount may be prepaid solely in accordance with the Credit Agreement.

Borrower further agrees to pay, in lawful money of the United States of America and in immediately available funds, interest from the date hereof on the unpaid and outstanding principal amount hereof until such unpaid and outstanding principal amount shall become due and payable (whether at stated maturity, by acceleration or otherwise) at the rates of interest and at the times set forth in the Credit Agreement and Borrower agrees to pay other fees and costs as stated in the Credit Agreement.

If any payment on this Note becomes due and payable on a date which is not a Banking Day, such payment shall be made on the first succeeding, or next preceding, Banking Day, in accordance with the terms of the Credit Agreement.

All Loans made by Lender pursuant to the Credit Agreement and other Credit Facility Documents, and all payments and prepayments made on account of the principal balance hereof shall be recorded by Lender on the grid attached hereto, provided that failure to make such a notation shall not affect or diminish Borrower’s obligation to repay all amounts due on this Note as and when due.

Upon the occurrence and during the continuation of any one or more Events of Default, all amounts then remaining unpaid on this Note may become or be declared to be immediately due and payable as provided in the Credit Agreement and other Credit Facility Documents.

Borrower agrees to pay costs and expenses, including without limitation attorneys’ fees, as set forth in Section 8.4 of the Credit Agreement.

This Note shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

Exhibit B-1

TECO FINANCE, INC.

By:
Name:
Title:

Exhibit B-2

EXHIBIT C-1

to the Credit Agreement

FORM OF NOTICE OF CONVERSION OF LOAN TYPE

(Delivered pursuant to Section 2.1.3)

[Date]

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Attention: Evan Zacharias

Telephone No.: (302) 634-1405

Telecopy No.: (302) 634-1417

with copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue

24th Floor

New York, New York 10179

Attention: Peter Christensen

Re: TECO Finance, Inc.: Notice of Conversion of Loan Type

Reference is hereby made to that certain Credit Agreement dated as of March 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TECO Energy, Inc., a Florida corporation, TECO Finance, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

Pursuant to Section 2.1.3 of the Credit Agreement, Borrower hereby requests conversion of the following Loans as set forth below [include only those which are applicable]:

Conversion of ABR Loans to LIBOR Loans:
Amount of ABR Loans, to be converted to LIBOR Loans as follows:	$
LIBOR Loan to expire , :	$
LIBOR Loan to expire , :	$
LIBOR Loan to expire , :	$
Conversion of LIBOR Loans to ABR Loans:
LIBOR Loans in the following amount: to be converted to ABR Loans.	$

Exhibit C-1-1

The effective date of the conversion shall be             ,             which is a Banking Day and which shall be the first day after the last day of an Interest Period if converting from LIBOR Loans.

IN WITNESS WHEREOF, Borrower has executed this Notice of Conversion of Loan Type on the date set forth above.

TECO FINANCE, INC.

By:
Name:
Title:

The undersigned acknowledges receipt

of a copy of this Notice of Conversion

of Loan Type:

JPMORGAN CHASE BANK, N.A.,	Date: ,
as Administrative Agent

By:
Name:
Title:

Exhibit C-1-2

EXHIBIT C-2

to the Credit Agreement

FORM OF CONFIRMATION OF INTEREST PERIOD SELECTION

(Delivered pursuant to Section 2.1.2.4(b))

[Date]

JPMorgan Chase Bank, N.A.

500 Stanton Christiana Road

Ops 2 Floor 3

Newark, DE 19713

Attention: Evan Zacharias

Telephone No.: (302) 634-1405

Telecopy No.: (302) 634-1417

with copy to:

JPMorgan Chase Bank, N.A.

383 Madison Avenue

24th Floor

New York, New York 10179

Attention: Peter Christensen

Re:	TECO Finance, Inc. Credit Agreement: Confirmation of Interest Period Selection

This Confirmation of Interest Period Selection is delivered to you pursuant to Section 2.1.2.4(b) of the Credit Agreement dated as of March 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among TECO Energy, Inc., a Florida corporation, TECO Finance, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (“Administrative Agent”). All capitalized terms used herein shall have the respective meanings set forth in Credit Agreement unless otherwise defined herein or unless the context requires otherwise.

This Confirmation of Interest Period Selection relates to $            of the LIBOR Loans with an Interest Period ending on             . This Confirmation of Interest Period Selection constitutes a confirmation that effective             (which shall be the last day of an Interest Period):

The requested Interest Period for             of such LIBOR Loans shall be [one week][        months].

This notice shall be effective only if delivered to Administrative Agent as a Confirmation of Interest Period Selection made pursuant to Section 2.1.2.4(b) of the Credit Agreement.

The undersigned confirms and certifies to each Lender that as of the date of this Confirmation of Interest Period Selection, no Event of Default or Inchoate Default exists under the Credit Agreement.

Exhibit C-2-1

TECO FINANCE, INC.

By:
Name:
Title:

The undersigned acknowledges receipt

of a copy of this Confirmation of Interest

Period Selection:

JPMORGAN CHASE BANK, N.A.,	Date: ,
as Administrative Agent

By:
Name:
Title:

Exhibit C-2-2

EXHIBIT D

to the Credit Agreement

CLOSING CERTIFICATE

Pursuant to Section 3.1.7 of the Credit Agreement (as defined below), the undersigned hereby certifies on this 14th day of March, 2016 to JPMorgan Chase Bank, N.A., as administrative agent (“Administrative Agent”) for the Lenders under that certain Credit Agreement dated as of March 14, 2016 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among TECO Energy, Inc., a Florida corporation, TECO Finance, Inc., a Florida corporation (“Borrower”), the lenders party thereto (the “Lenders”) and Administrative Agent, that:

1. Each representation and warranty set forth in Article IV of the Credit Agreement shall be true and correct, unless such representation or warranty relates solely to another time, in which event such representation or warranty shall be true and correct as of such other time.

2. There exists no Event of Default or Inchoate Default as of the Effective Date.

3. As of the Effective Date, the conditions precedent set forth in Section 3.1 of the Credit Agreement have been satisfied or have been waived in accordance with Section 7.9 of the Credit Agreement.

All capitalized terms used herein which are defined in the Credit Agreement shall have the meaning set forth in the Credit Agreement.

IN WITNESS WHEREOF, the Obligors have executed this Certificate on the date set forth above.

TECO ENERGY, INC.

By:
Name: Kim M. Caruso Title: Treasurer

TECO FINANCE, INC.

By:
Name: Kim M. Caruso
Title: Treasurer

Exhibit D-1

EXHIBIT E-1

to the Credit Agreement

March     , 2016

JPMorgan Chase Bank, N.A., as Administrative Agent for

    the Lenders under the

    Credit Agreement described below, and the

    Lenders under such

    Credit Agreement

500 Stanton Christiana Road

Newark, DE 19713

Re:	Credit Agreement for TECO Energy, Inc. and TECO Finance, Inc.

Ladies and Gentlemen:

As Associate General Counsel of TECO Energy, Inc., a Florida corporation (“TECO Energy”), I have acted as counsel to TECO Energy and TECO Finance, Inc., a Florida corporation (“TECO Finance”) in connection with the Credit Agreement dated as of March 14, 2016 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”) and the Lenders party thereto (the “Lenders”) (the “Credit Agreement”). This opinion is being delivered pursuant to Section 3.1.4 of the Credit Agreement. Capitalized terms not otherwise defined in this opinion that are defined in the Credit Agreement have the meanings assigned to them in the Credit Agreement.

In rendering the opinions set forth herein, I, or attorneys under my supervision, have examined and relied on originals or copies of the Credit Agreement and the Notes issued thereunder (collectively, the “Credit Documents”) and the governing documents, and such other documents and made such examination of law as I have deemed appropriate to give the opinions set forth below. I have relied, without independent verification, upon certificates of public officials and, as to matters of fact material to my opinions, on representations made in the Credit Agreement and certificates and other inquiries of officers of TECO Energy and TECO Finance. When used in this opinion, the phrase “to my knowledge” or equivalent words with respect to a matter means that nothing has come to my attention in the course of my representation of TECO Energy and TECO Finance which would lead me to question such matter but that, except as expressly stated, I have not made any special investigation with respect thereto.

In my examination, I have assumed the genuineness of all signatures (other than signatures made on behalf of TECO Finance or TECO Energy), including endorsements, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. Also, with your approval, I have relied as to certain legal matters on advice of other lawyers employed by TECO Energy who are more familiar with such matters. This opinion speaks only as of its date, and I undertake no obligation to update it for any subsequent events or legal developments.

Exhibit E-1-1

I am a member of the Florida Bar, and I express no opinion as to the laws of any other jurisdiction other than the applicable laws of the State of Florida. I do not express any opinion concerning matters governed by any securities laws of the State of Florida.

Based upon and subject to the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, I am of the opinion that:

1. Each of TECO Finance and TECO Energy is validly existing as a corporation in good standing under the laws of the State of Florida, and has the corporate power to execute and deliver the Credit Documents and to perform its obligations thereunder.

2. Each of TECO Finance and TECO Energy has duly authorized, executed and delivered the Credit Documents to which it is a party.

3. To my knowledge, there is no action, suit, or other proceeding at law or in equity, or any arbitration proceeding, by or before any governmental agency or arbitrator now pending or overtly threatened in writing against TECO Finance or TECO Energy challenging the validity or enforceability of, or seeking to enjoin the performance of, any of the Credit Documents.

4. All consents, governmental approvals, licenses or authorizations required to be obtained by TECO Finance or TECO Energy before the date hereof for its execution, delivery and performance of the Credit Documents have been obtained and are in full force and effect. To my knowledge, there is no proceeding pending or threatened that seeks, or may reasonably be expected, to rescind, terminate, modify, suspend, or withhold any of the consents, approvals, licenses, or authorizations referred to in this paragraph.

This opinion is furnished to you as Administrative Agent and to the Lenders who may become parties to the Credit Agreement in connection with the transaction described above and may not be relied on without my prior written consent for any other purpose or by anyone else. I consent to reliance on the opinions expressed herein, solely in connection with the Credit Documents, by any party that becomes a “Lender” or “Participant” under the Credit Agreement after the date of this opinion in accordance with the provisions of the Credit Agreement as if this opinion were addressed and delivered to such additional Lender or Participant on the date hereof, on the condition and understanding that (a) any such reliance must be actual and reasonable under the circumstances existing at the time such Lender or Participant becomes a Lender or Participant, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by such Lender or Participant at such time, (b) my consent to such reliance shall not constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (c) in no event shall any such Lender or Participant have any greater rights with respect hereto than the original addressees of this letter on the date hereof or than its assignor.

Very truly yours,

David E. Schwartz Associate General Counsel

Exhibit E-1-2

EXHIBIT E-2

to the Credit Agreement

March     , 2016

JPMorgan Chase Bank, N.A., as Administrative

    Agent for the Lenders under the Credit Agreement described below,

    and the Lenders under such Credit Agreement

500 Stanton Christiana Road

Newark, DE 19713

Re:	Credit Agreement for TECO Energy, Inc. and TECO Finance, Inc.

Ladies and Gentlemen:

We are furnishing this opinion to you pursuant to Section 3.1.4 of the Credit Agreement (the “Credit Agreement”) dated as of March 14, 2016 among TECO Energy, Inc. (the “Company”), TECO Finance, Inc. (the “Borrower” and together with the Company, the “Obligors”), the Lenders party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Capitalized terms used but not otherwise defined in this opinion have the meanings assigned to them in the Credit Agreement.

We have acted as counsel to the Obligors in connection with the Credit Agreement. We have examined the Credit Agreement and the form of Notes issued or to be issued by the Company pursuant to Section 2.1.5 of the Credit Agreement (collectively, the “Credit Documents”). We have also examined such other documents and certificates as we consider necessary to render this opinion. As to various questions of fact material to our opinion, we have relied, without independent verification, upon the representations made in or pursuant to the Credit Documents and upon certificates of officers of the Obligors. We have also relied upon the certificates of public officials. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents submitted to us as copies. We also have assumed that each Credit Document to which the Administrative Agent or any of the Lenders is a party constitutes its valid and binding obligation.

The opinions rendered herein are limited to the federal laws of the United States, the laws of the State of Florida, and the laws of the State of New York.

References in this opinion to matters known to us mean the actual knowledge of the lawyers in this firm responsible for preparing this opinion after consultation with such other lawyers in the firm and review of such documents in our possession as they considered appropriate.

Based on the foregoing and subject to the additional qualifications set forth below, we are of opinion that:

1. Each of the Obligors is validly existing as a corporation in good standing under the laws of the State of Florida and each has the corporate power to enter into and perform its respective obligations under the Credit Documents to which it is a party.

2. The Credit Agreement has been duly authorized, executed and delivered by the Obligors and constitutes their respective valid and binding obligations enforceable against each of them in

Exhibit E-2-1

accordance with its terms. The Notes have been duly authorized, and each Note issued by the Borrower on the date hereof has been duly executed and delivered by the Borrower and, in each case when executed and delivered for value, will constitute its valid and binding obligation enforceable against the Borrower in accordance with its terms.

3. No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any court or governmental authority or agency is necessary or required under any New York or federal law of the United States in connection with the due authorization, execution, delivery and performance of the Credit Agreement by the Obligors and of the Notes by the Borrower.

4. The execution and delivery of the Credit Documents by the Obligors who are parties thereto do not and the performance by each of them of its obligations will not (i) constitute a breach of, or default under or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Obligors pursuant to, any written contract, indenture, mortgage, deed of trust, loan or credit agreement, note, lease or any other agreement or instrument that is listed as an exhibit to the Company’s Form 10-K for the year ended December 31, 2015, (ii) violate the charters or by-laws of the Obligors, (iii) violate any applicable New York or federal law, statute, rule or regulation (including, without limitation, Regulations T, U or X of the Board of Governors of the Federal Reserve System) or (iv) violate any judgment, order, writ or decree applicable to the Obligors and known to us.

5. None of the Obligors is an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

6. To our knowledge, there is no action, suit or other proceeding at law or in equity, or any arbitration proceeding, by or before any governmental agency or arbitrator now pending or overtly threatened in writing against any Obligor challenging the validity or enforceability of, or seeking to enjoin the performance of any of the Credit Documents.

Our opinions above are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

We express no opinion as to:

(i)	the enforceability of any provision of the Credit Agreement that increases the rate of interest upon default or imposes a late fee to the extent either is determined to be a penalty;

(ii)	the enforceability of any provision of the Credit Documents purporting to grant a party conclusive rights of determination;

(iii)

the effect of any provision of the Credit Documents that purports to grant rights of set-off or similar rights (a) to any person other than the particular Lender, (b) other than in accordance with applicable law, (c) to the extent a Lender or other person is authorized to set off against funds on deposit in the relevant Obligor’s accounts that were accepted by such Lender or other person with the intent to apply such funds to a preexisting claim rather than to hold the funds subject to withdrawals in the ordinary course, (d) to the extent that the funds on deposit in said accounts are in any manner special accounts, which by the express

Exhibit E-2-2

terms on which they are created, are made subject to the rights of a third party, or (e) to the extent that a Lender or any other person is entitled to exercise rights of set-off or similar rights with respect to accounts at any other institution;

(iv)	the grant of powers of attorney to the extent they are against public policy;

(v)	any exculpation or indemnification to the extent they are against public policy;

(vi)	the enforceability of any grant of exclusive jurisdiction; and

(vii)	the enforceability of Section 8.20 of the Credit Agreement.

Our opinion is also subject to the applicability of forum non-conveniens doctrine or any other doctrine limiting the availability of the courts in a particular jurisdiction as a forum for the resolution of disputes not having a sufficient nexus to such jurisdiction.

This opinion is being furnished solely to the addressees hereof and to the Lenders who may become parties to the Credit Agreement in connection with the transaction described above and may not be relied on without our prior written consent for any other purpose or by anyone else. This opinion speaks of its date and we undertake no obligation to update it for subsequent events or legal developments. We consent to reliance on the opinions expressed herein, solely in connection with the Credit Documents, by any party that becomes a “Lender” or “Participant” under the Credit Agreement after the date of this opinion in accordance with the provisions of the Credit Agreement as if this opinion were addressed and delivered to such additional Lender or Participant on the date hereof, on the condition and understanding that (a) any such reliance must be actual and reasonable under the circumstances existing at the time such Lender or Participant becomes a Lender or Participant, including any circumstances relating to changes in law, facts or any other developments known to or reasonably knowable by such Lender or Participant at such time, (b) our consent to such reliance shall not constitute a reissuance of the opinions expressed herein or otherwise extend any statute of limitations period applicable hereto on the date hereof, and (c) in no event shall any such Lender or Participant have any greater rights with respect hereto than the original addressees of this letter on the date hereof or than its assignor.

Very truly yours,

Locke Lord LLP

Exhibit E-2-3

EXHIBIT E-3

to the Credit Agreement

March     , 2016

To the Lenders party to the

Credit Agreement

referred to below and

JPMorgan Chase Bank, N.A.,

as Administrative Agent

Ladies and Gentlemen:

We have acted as special New York counsel to JPMorgan Chase Bank, N.A. (“JPMCB”), as Administrative Agent, in connection with the Credit Agreement dated as of March 14, 2016 (the “Credit Agreement”) among TECO Energy, Inc. (the “Company”), TECO Finance, Inc. (the “Borrower” and, together with Company, the “Obligors”), the lenders party thereto and the Administrative Agent. Except as otherwise defined herein, terms defined in the Credit Agreement have the same defined meanings when used herein.

In rendering the opinions expressed below, we have examined an executed counterpart of the Credit Agreement. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied upon representations made in or pursuant to the Credit Agreement. We have also assumed that the Credit Agreement has been duly authorized, executed and delivered by, and (except, to the extent set forth below, as to the Obligors) constitutes legal, valid, binding and enforceable obligations of, all of the parties thereto, that all signatories thereto have been duly authorized and that all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform the same.

Based upon and subject to the foregoing and subject also to the comments and qualifications set forth below, and having considered such questions of law as we have deemed necessary as a basis for the opinions expressed below, we are of the opinion that the Credit Agreement constitutes a legal, valid and binding obligation of each Obligor, enforceable against such Obligor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or other similar laws relating to or affecting the rights of creditors generally, and except as the enforceability of the Credit Agreement is subject to the application of general principles of equity (regardless of whether considered in a proceeding in equity or at law), including without limitation (i) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (ii) concepts of materiality, reasonableness, good faith and fair dealing.

The foregoing opinions are also subject to the following comments and qualifications:

(A) The enforceability of provisions in the Credit Agreement to the effect that terms may not be waived or modified except in writing may be limited under certain circumstances.

Exhibit E-3-1

(B) The enforceability of Section 5.12 of the Credit Agreement may be limited by laws limiting the enforceability of provisions exculpating or exempting a party from, or requiring indemnification of or contribution to a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, wilful misconduct or unlawful conduct.

(C) We express no opinion as to (i) the effect of the laws of any jurisdiction in which any Lender is located (other than New York) that limits the interest, fees or other charges it may impose for the loan or use of money or other credit, (ii) the last sentence of Section 2.6.2 of the Credit Agreement, (iii) Section 8.2 of the Credit Agreement, (iv) the first sentence of Section 8.13 of the Credit Agreement, insofar as such sentence relates to the subject-matter jurisdiction of the United States District Court for the Southern District of New York to adjudicate any controversy related to the Credit Agreement, (iv) the waiver of inconvenient forum set forth in the last sentence of Section 8.13 of the Credit Agreement with respect to proceedings in the United States District Court for the Southern District of New York or (v) Section 9.6 of the Credit Agreement.

(D) Clause (iii) of Section 9.2 of the Credit Agreement may not be enforceable to the extent that the Guaranteed Obligations are materially altered.

The foregoing opinions are limited to matters involving the Federal laws of the United States and the law of the State of New York, and we do not express any opinion as to the law of any other jurisdiction.

This opinion letter is provided to you by us as special New York counsel to JPMCB as the Administrative Agent pursuant to Section 3.1.4 of the Credit Agreement and may not be relied upon by any other person or for any purpose other than in connection with the transactions contemplated by the Credit Agreement without our prior written consent in each instance.

Very truly yours,

BT/EKM

Exhibit E-3-2